SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. __ )

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NANOMETRICS INCORPORATED

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NANOMETRICS INCORPORATED

1550 Buckeye Drive

Milpitas, California 95035

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 22, 2018

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of NANOMETRICS INCORPORATED, a Delaware corporation. The meeting will be held on Tuesday, May 22, 2018, at 9:00 a.m. local time, at our Corporate Headquarters located at 1550 Buckeye Drive, Milpitas, California 95035 for the following purposes:

1.	To elect the Board’s eight nominees for director to serve until the next annual meeting and until their successors are duly elected and qualified.
2.	To approve, on an advisory basis, the compensation of Nanometrics' named executive officers, as disclosed in this proxy statement.
3.

To ratify the appointment by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Nanometrics for its fiscal year ending December 29, 2018.

4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 23, 2018. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders' Meeting
To Be Held on May 22, 2018, at 1550 Buckeye Drive, Milpitas, California 95035.

The proxy statement and annual report to stockholders
are available at www.proxyvote.com

By Order of the Board of Directors

/s/ Bruce C. Rhine
Bruce C. Rhine
Chairman of the Board of Directors

Milpitas, California
April 3, 2018

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy card that may be mailed to you, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

NANOMETRICS INCORPORATED

2018 ANNUAL MEETING OF STOCKHOLDERS

NANOMETRICS INCORPORATED

1550 Buckeye Drive

Milpitas, California 95035

PROXY STATEMENT FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

May 22, 2018

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the Internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the "SEC"), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors of Nanometrics Incorporated is soliciting your proxy to vote at the 2018 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 11, 2018, to all stockholders of record entitled to vote at the annual meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after April 21, 2018.

How do I attend the annual meeting?

The meeting will be held on Tuesday, May 22, 2018, at 9:00 a.m., local time, at our Corporate Headquarters located at 1550 Buckeye Drive, Milpitas, California 95035. Directions to the annual meeting may be found on our website www.nanometrics.com by clicking on “Contact” then “Map & Local Driving Directions.” Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 23, 2018, will be entitled to vote at the annual meeting. On this record date, there were 23,879,563 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 23, 2018, your shares were registered directly in your name with Nanometrics' transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return a proxy card (if you have received one), or vote by proxy over the telephone or on the Internet as instructed below, to ensure your vote is counted.

Beneficial Owner Shares Registered in the Name of a Broker or Bank

If on March 23, 2018, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	Election of eight directors;
•	Advisory approval of the compensation of Nanometrics' named executive officers, as disclosed in this proxy statement in accordance with SEC rules; and
•

Ratification of appointment by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Nanometrics for its fiscal year ending December 29, 2018.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote "For" all the nominees to the Board of Directors or you may "Withhold" your vote for any nominee you specify. For each of the other matters to be voted on, you may vote "For" or "Against" or "Abstain" from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy over the telephone, or vote by proxy through the Internet, or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and you will receive a ballot when you arrive.
•

To vote using a proxy card, you may request a proxy card and simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope that will be provided with the proxy card. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on May 21, 2018, to be counted.

•

To vote through the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your Internet vote must be received by 11:59 p.m., Eastern Time on May 21, 2018, to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Nanometrics. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or another agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 23, 2018.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the Internet or in person at the annual meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder advisory votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1 or 2 without your instructions, but may vote your shares on Proposal 3 even in the absence of your instruction.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all eight nominees for director, “For” the advisory approval of executive compensation, and “For” the ratification of the appointment by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Nanometrics for its fiscal year ending December 29, 2018. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the Internet.
•	You may send a timely written notice that you are revoking your proxy to Nanometrics’ Secretary at Nanometrics Incorporated, 1550 Buckeye Drive, Milpitas, California 95035.
•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or Internet proxy is the one that is counted.

Beneficial Owner:  Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 12, 2018, to Nanometrics’ Secretary at Nanometrics Incorporated, 1550 Buckeye Drive, Milpitas, California 95035. If the date of our 2019 annual meeting is changed by more than 30 days from the one year anniversary of the date of the 2018 annual meeting, the proposal must be received a reasonable time before we begin to print and mail our proxy materials. The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement.

If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must do so by December 12, 2018, to Nanometrics’ Secretary at Nanometrics Incorporated, 1550 Buckeye Drive, Milpitas, California 95035. If we set the date of our 2019 annual meeting to a date more than 30 days from the one year anniversary of the date of our 2018 annual meeting, then the deadline for receipt of stockholder proposals will be no later than the close of business on the later of 120 calendar days in advance of the 2019 annual meeting or ten days following the date on which we first publicly announce the date of the 2019 annual meeting. You are also advised to review Nanometrics’ Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count the votes for the proposals as follows:

•	Proposal 1, to elect directors, votes "For," "Withhold" and broker non-votes;
•	Proposal 2, the advisory vote on executive compensation, votes "For" and "Against," abstentions and broker non-votes; and
•

Proposal 3, the ratification of the appointment by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Nanometrics for its fiscal year ending December 29, 2018, votes "For" and "Against," abstentions and, if applicable, broker non-votes.

What are "broker non-votes"?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as "broker non-votes."

How many votes are needed to approve each proposal?

For Proposal 1, the election of directors, the eight nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only “For” votes will affect the outcome. However, the Board of Directors has adopted a Majority Vote Policy, pursuant to which any director-nominee that is elected but fails to receive more “For” votes than “Withheld” votes must submit his/her resignation for consideration by the Board. The Board will then decide whether to accept the director’s resignation. Details of the Majority Vote Policy are set out below under “Corporate Governance - Voting for Directors - Majority Vote Policy.”

For Proposal No. 2, the advisory approval of the compensation of Nanometrics’ named executive officers, will be approved if it receives “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

For Proposal 3, ratification of the appointment by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Nanometrics for its fiscal year ending December 29, 2018, will be approved if it receives “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 23,879,563 shares outstanding and entitled to vote. Thus, the holders of 11,939,782 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8‑K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

At the 2018 annual meeting of stockholders, unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below, each of whom has been nominated by the Board of Directors.

The Board of Directors currently has eight members. All current directors are standing for election at the 2018 annual meeting. The nominees were recommended by the Nominating and Governance Committee of the Board of Directors. All of the nominees named below, with the exception of Pierre-Yves Lesaicherre, Ph.D., were previously elected as directors by our stockholders.

If the nominees are unable or decline to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. We do not have any reason to believe that any of the nominees will be unable or will decline to serve as a director. Directors are elected by a plurality of the votes of the holders of shares present in person or by proxy and entitled to vote on the election of directors. The eight nominees receiving the highest number of affirmative votes will be elected. Pursuant to our Majority Vote Policy, if a nominee for director receives a greater number of “Withhold” votes than “For” votes, that director shall promptly tender to the Nominating and Governance Committee his/her offer of resignation. Within 90 days following certification of the stockholder vote, the Committee shall recommend to the Board the action to be taken with respect to such offer of resignation, and the Board shall consider and act upon the Committee’s recommendation. Unless marked otherwise, the proxy holders will vote proxies returned to us for the nominees named below.

Director Nominees

Set forth below is information regarding each of our directors, including their ages, as of April 3, 2018, the periods during which they have served as a director, certain information as to principal occupations and directorships held by them in corporations whose shares are publicly registered, and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Board to nominate that person as a nominee for director, as of the date of this proxy statement.

J. Thomas Bentley, age 68, has served as a director since April 2004. Mr. Bentley served as a Managing Director at SVB Alliant (formerly Alliant Partners), a mergers and acquisitions firm, from 1990, when he co-founded the firm, until October 2005. Mr. Bentley currently serves on the board of directors of Rambus, Inc., a chip interface technology company. Mr. Bentley holds a B.A. degree in Economics from Vanderbilt University and a Master of Science in Management from the Massachusetts Institute of Technology. Mr. Bentley’s extensive knowledge of the capital markets, strategic planning and mergers and acquisitions from his experience at SVB Alliant provides expertise to the Board in matters regarding Nanometrics’ capital requirements and strategic direction.

Edward J. Brown, Jr., age 60, has served as a director since February 2013. From May 2013 until September 2015, Mr. Brown was the Chief Executive Officer of Cymer Light Source, following the merger of Cymer, Inc. with ASML Holding Ltd. Mr. Brown served as President and Chief Operating Officer of Cymer, Inc. from September 2005 until the May 2013 merger with ASML. From 1984 to 2005, Mr. Brown was employed at Applied Materials, Inc. where he held numerous high-level management positions including group vice president and senior advisor to the president, vice president and general manager of the Intel business unit, as well as managing director heading up their largest product division, Global Operations. Prior to Applied Materials Inc., Mr. Brown held key engineering positions at TRW Corporation and Burroughs Corporation. Mr. Brown is a member of SEMI North American Advisory Board. Mr. Brown received a master’s degree in business administration from National University and a bachelor’s degree in industrial studies from San Diego State University. Mr. Brown’s qualifications to serve as a director include his 30 years of experience in the semiconductor equipment industry and his extensive senior executive management experience.

Robert Deuster, age 67, has served as a director since March 2017. Mr. Deuster served as Chief Executive Officer and Director of Collectors Universe, Inc., a public company that provides of authentication and grading services to the global collectibles market from 2012 to 2017. Mr. Deuster currently serves as a director of Collectors Universe. Mr. Deuster served as Chairman and Chief Executive Officer of Newport Corporation, a public company that is a global supplier of laser, optical and motion control products, from May 1996 until his retirement in October of 2007. He also served as President of Newport from May 1996 until July 2004, and in June 1997 became Chairman of the Board. From 1985 to 1996, Mr. Deuster served in various senior management positions at Applied Power, Inc. (now Actuant Corporation, a New York Stock Exchange listed company), which is a global manufacturer of electrical and hydraulic products. From 1975 to 1985, he held engineering and marketing management positions at General Electric Company's Medical Systems Division. He also serves as a director of Ondax, Inc., a private optical components company. He was also a director of Symmetry Medical Inc., a publicly traded provider of medical devices and solutions to the global orthopedic market, until that company was sold in June 2016. Mr. Deuster received a B.S. in Electrical Engineering from Marquette University in 1973. Mr. Deuster holds a Masters Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization. Mr. Deuster’s extensive management experience, including as a CEO of and a senior executive at other public companies, combined with his experience as an independent director of both public and private companies, qualifies him to serve as a member of our Board of Directors.

Pierre-Yves Lesaicherre, Ph.D., age 54, joined Nanometrics as President, Chief Executive Officer and Director in November 2017. From January 2012 to February 2017, Dr. Lesaicherre was the CEO of Lumileds, an integrated manufacturer of LED components and Automotive Lighting Lamps. Prior to that, Dr. Lesaicherre held senior executive positions at NXP from 2006 to 2012. Before NXP, Dr. Lesaicherre was with Philips Semiconductors. He holds an MBA with a focus on international business and strategy from INSEAD, and has MS and Ph.D. degrees in Material Science from the National Polytechnic Institute of Grenoble. The Board determined that due to Dr. Lesaicherre’s extensive experience in the semiconductor, lighting and LED market space, as well as his role as our President and Chief Executive Officer, Dr. Lesaicherre should serve as a member of the Board.

Bruce C. Rhine, age 60, has served as our Chairman of the Board of Directors since July 2007 and as a director since July 2006. From July 2006 to February 2008, Mr. Rhine served as our Chief Strategy Officer. From March 2007 to August 2007, Mr. Rhine served as our Chief Executive Officer. From 2000 to 2006, Mr. Rhine served as Chairman and Chief Executive Officer of Accent Optical Technologies, Inc. (acquired by Nanometrics in July 2006) and as its President from January 2003 to April 2005 and from August 2000 to September 2001. Prior to 2000 Mr. Rhine was an executive at Applied Materials, Lam Research Corporation, Asyst Technologies and Air Products and Chemicals. Mr. Rhine holds a B.S. degree in Chemical Engineering and an M.B.A. in Finance from The Pennsylvania State University. Mr. Rhine is a member of NACD and ACCD. In addition to his experience from his prior senior management service to Nanometrics, Mr. Rhine brings extensive industry knowledge and executive management experience to the Board.

Christopher A. Seams, age 55, has served as a director since August 2015. From 2013 to 2016, Mr. Seams was the Chief Executive Officer of Deca Technologies where he was responsible for the overall management of the business. Prior to Deca Technologies, Mr. Seams served as executive vice president of sales and marketing at Cypress Semiconductor, and held various technical and operational management positions in its manufacturing, development and operations. Prior to joining Cypress in 1990, he worked in process development for Advanced Micro Devices and Philips Research Laboratories. Mr. Seams also serves on the board of directors of Xperi Corporation, and previously served on the board of directors of Tessera Technologies, Inc. until December 2016. Mr. Seams earned his bachelor's degree in electrical engineering from Texas A&M University and his master's degree in electrical and computer engineering from the University of Texas at Austin. Mr. Seams has a Professional Certificate in Advanced Computer Security from Stanford University. Mr. Seams is a member of NACD and ACCD and is also a senior member of the Institute of Electrical and Electronics Engineers. The Board believes that Mr. Seams brings extensive management, sales and marketing, and engineering experience in the semiconductor industry to his role as a member of the Board.

Timothy J. Stultz, Ph.D., age 70, joined Nanometrics in August 2007 and currently serves as a director. He held the position of President and CEO from August 2007 to November 2017. From June 2003 to August 2007, Dr. Stultz served as the President and Chief Executive Officer and a director of Imago Scientific Instruments Corporation, a supplier of proprietary 3-D atom probe microscopes to the research materials and microelectronics industries. Prior to Imago, Dr. Stultz served as President and Chief Executive Officer for ThauMDx, a developer of diagnostic systems for the healthcare industry; and Vice President and General Manager of Veeco Instruments’ Metrology and Instrumentation Business. Dr. Stultz previously served as a member of the board of directors of Tessera Technologies, Inc. Dr. Stultz received his B.S., M.S. and Ph.D. in Materials Science and Engineering from Stanford University. In addition to his institutional knowledge as the executive leader of Nanometrics, Dr. Stultz’s scientific background and significant senior executive management experience in high tech industries is important to the Board.

Christine A. Tsingos, age 59, has served as a director since May 2014. Ms. Tsingos is currently the Executive Vice President and Chief Financial Officer of Bio-Rad Laboratories. In 2002, Ms. Tsingos was named Bio-Rad’s Chief Financial Officer; in 2003, she became Vice President and in 2012, she was named Executive Vice President. Bio-Rad designs, manufactures and distributes a broad range of innovative products and solutions for the global life science and clinical diagnostic markets. Prior to Bio-Rad, Ms. Tsingos held executive positions at Autodesk, The Cooper Companies, and Attest Systems. Ms. Tsingos also serves on the board of directors of Varex Imaging Corporation. She earned her bachelor of arts in International Studies from the American University in Washington D.C. and an M.B.A in International Business from the George Washington University. In 2010, Ms. Tsingos was awarded the prestigious Bay Area CFO of the Year. Ms. Tsingos' qualifications to serve as a director include over 25 years of financial and operational experience.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

CORPORATE GOVERNANCE

Board Structure

Bruce C. Rhine serves as the Chairman of the Board and Pierre-Yves Lesaicherre, Ph.D. serves as the President, Chief Executive Officer and a director of Nanometrics. We believe that having a separate Chairman and Chief Executive Officer is appropriate and is consistent with corporate governance best practices. From July 2006 to February 2008, Mr. Rhine served as our Chief Strategy Officer, and from March 2007 to August 2007, Mr. Rhine served as our Chief Executive Officer. Because of his previous roles with Nanometrics, Mr. Rhine is intimately familiar with Nanometrics’ business and industry, and very capable of effectively identifying strategic priorities, leading discussions of the Board of Directors and defining Nanometrics’ strategic objectives. The Board of Directors determined that Mr. Rhine became an independent member of the Board effective February 2011 under the Nasdaq Listing Rules due to the passage of time subsequent to his previous management role with Nanometrics. Dr. Lesaicherre, as the Chief Executive Officer, is the individual selected by the Board of Directors to manage Nanometrics on a day-to-day basis, and his prior experience and direct involvement in Nanometrics’ operations allow him to provide valuable insights with respect to strategic planning and the operational requirements to meet Nanometrics’ short- and long-term objectives. Nanometrics’ independent directors bring experience, oversight and expertise from outside the company and industry.

The Board’s Role in Risk Oversight

One of the Board’s primary responsibilities is reviewing Nanometrics’ strategic plans and objectives, including oversight of the principal risk exposures of the company. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the company. The Audit Committee assists the Board in oversight and monitoring of the legal and financial risks facing Nanometrics, and management's approach to addressing these risks and strategies for risk mitigation. The Audit Committee is also responsible for discussing guidelines and policies governing the process by which management and other persons responsible for risk management, assess and manage Nanometrics’ exposure to risk, as well as Nanometrics’ major financial risk exposures and the steps management has taken to monitor and control such exposures, based on consultation with Nanometrics’ management and independent auditors. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The Board addresses, at least annually, the principal current and future risk exposures of Nanometrics. The Board receives regular reports from members of senior management on areas of material risk to Nanometrics, including operational, financial, legal and regulatory, strategic and reputation risks.

Board of Directors Meetings and Committees

The full Board of Directors met 12 times during the fiscal year ended December 30, 2017. During the fiscal year ended December 30, 2017, all directors attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of committees on which they served. The standing committees of the Board of Directors include an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

Directors are encouraged to attend the annual meeting of stockholders. All members of the Board of Directors, then in office, attended the 2017 annual meeting of stockholders.

The Board of Directors has determined that all of its directors meet the independence requirements of the Nasdaq Stock Market, with the exception of Pierre-Yves Lesaicherre, Ph.D., due to his position as our President and Chief Executive Officer, and Timothy J. Stultz, Ph.D., due to his position as our President and Chief Executive Officer prior to his retirement from those positions in November 2017.

The Board has a standing Audit Committee, Compensation Committee and Nominating and Governance Committee. The following table provides membership and meeting information for fiscal 2017 for each of the Board standing committees:

Name	Audit	Compensation	Nominating and Governance
Bruce C. Rhine	X		X*
J. Thomas Bentley (1)		X
Edward J. Brown, Jr.		X*	X
Robert G. Deuster (2)	X	X
Christopher A. Seams	X		X
Christine A. Tsingos	X*	X

Total meetings in fiscal 2017	8	7	5

*	Chair of the committee
(1)	Mr. Bentley ceased to be a member of the Audit Committee on May 23, 2017.
(2)	Mr. Deuster became a member of the Audit Committee and Compensation Committee on May 23, 2017.

Audit Committee

The Audit Committee of the Board of Directors oversees our financial reporting, our internal audit and control functions, the results and scope of the annual audit and quarterly reviews conducted by our independent registered public accounting firm, and our compliance with legal matters that may have a significant impact on our financial reports. In addition, the Audit Committee has the responsibility to consider and recommend the engagement of, and to review and approve fee arrangements with, our independent registered public accounting firm. The Audit Committee also monitors transactions between Nanometrics and our officers and directors for any potential conflicts of interest and assists the Board of Directors in its risk oversight role.

The Board of Directors has determined that each member of our Audit Committee is “independent” within the meaning of the rules of the Securities and Exchange Commission and the Listing Rules of Nasdaq, and has the qualifications or previous experience to be able to read and understand financial statements. Further, the Board of Directors has determined that Ms. Tsingos, Chair of the Audit Committee, qualifies as an “audit committee financial expert,” as such term is used in the Securities and Exchange Commission rules.

The report of the Audit Committee is included at the end of the “Corporate Governance” section of this Proxy Statement. The Board of Directors has adopted a written Audit Committee Charter, which is available on our website at http://investor.nanometrics.com/corporate-governance.

Compensation Committee

The Compensation Committee has overall responsibility for evaluating and approving our executive officer compensation, including incentive compensation, benefit, severance, equity-based and other compensation plans, policies and programs. During the 2017 fiscal year, the Compensation Committee reviewed and approved our compensation policies and programs for the chief executive officer, as well as established and had oversight responsibility with regard to the compensation of other executive officers of Nanometrics. The Compensation Committee also has the responsibility to recommend to the Board of Directors a compensation program for non-employee members of the Board.

The Compensation Committee is also responsible for approving the grant of stock options and stock awards to our employees under our equity compensation plans. The Compensation Committee has delegated to Nanometrics’ officers the authority, within certain parameters, to approve the grant of stock options and restricted stock units, or RSUs, with respect to employees and consultants who are not executive officers for purposes of Section 16 of the Exchange Act and hold positions below the level of vice president. The Compensation Committee also assists the Board of Directors in assessing the risks, if any, associated with Nanometrics’ overall compensation policies. Although the Compensation Committee has not done so to date, the Compensation Committee may, to the extent permitted under applicable law, the rules of Nasdaq and the Securities and Exchange Commission, and Nanometrics’ Certificate of Incorporation and Bylaws, form and delegate its authority to a subcommittee, when appropriate, including delegating to a subcommittee consisting solely of independent, non-employee, outside directors to make grants of stock options or RSUs to executive officers and directors, provided that such grants are presented to the full Compensation Committee for approval at the following Compensation Committee meeting.

Each current member of our Compensation Committee is an “outside” director as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and a “non-employee” director within the meaning of Rule 16b-3 of the Exchange Act. The Board of Directors has determined that each of the directors serving on our Compensation Committee is “independent” within the meaning of the Listing Rules of Nasdaq as currently in effect.

The Compensation Committee Report is included under the caption “Compensation Committee Report” of this Proxy Statement. The Board of Directors has adopted a written Compensation Committee Charter, which is available on our website at http://investor.nanometrics.com/corporate-governance.

Compensation Committee Processes and Procedures. Typically, the Compensation Committee meets at least quarterly, and with greater frequency, if necessary. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice, or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of Nanometrics, as well as authority to obtain, at the expense of Nanometrics, advice and assistance from internal and external legal, accounting or other advisers and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

The Compensation Committee typically makes most of the significant adjustments to annual compensation, determines bonus and equity awards, and approves annual performance objectives, at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of Nanometrics’ compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. As discussed further in the Compensation Discussion and Analysis below, for executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the Compensation Committee conducts the evaluation of his performance, which determines any adjustments to his compensation as well as awards to be granted. For all executives, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels, current company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive compensation paid at other companies identified by the consultant. Under its charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement than any adviser be independent.

During the past fiscal year, the Compensation Committee engaged Compensia, Inc. as its compensation consultant. Compensia has advised the committee for several years and is very familiar with the industry and geographies in which Nanometrics operates. The Compensation Committee requested that Compensia:

•	evaluate the efficacy of Nanometrics’ existing compensation strategy and practices in supporting and reinforcing Nanometrics’ long-term strategic goals;
•	assist in refining Nanometrics’ compensation strategy and in developing and implementing an executive compensation program to execute that strategy; and
•	provide market information to assist Compensation Committee in establishing 2017 executive compensation.

As part of its engagement, the Compensation Committee requested that Compensia develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. The Committee instructed Compensia to select comparator companies similarly sized and in the same or closely related industry to that of Nanometrics using factors such as, but not limited to, revenue size, market capitalization, and number of employees. At the request of the Compensation Committee, Compensia also provided information regarding the labor markets in which Nanometrics competes. Compensia ultimately developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue with Compensia, the Compensation Committee made its independent determinations regarding the compensation of Nanometrics’ executive officers. These decisions are discussed in the Compensation Discussion and Analysis section of this Proxy Statement.

Nominating and Governance Committee

The Nominating and Governance Committee assists the Board of Directors in identifying and qualifying candidates to join the Board of Directors and addresses various governance issues. The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating nominees. Its general policy is to assess the appropriate size and needs of the Board of Directors and whether any vacancies are expected due to retirement or otherwise. In addition, candidates for director nominees are typically reviewed in the context of the current composition of the Board, the operating requirements of Nanometrics, the current needs of the Board, and the long-term interests of stockholders, with the goal of maintaining a balance of knowledge, experience and capability. In the event those vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee will consider recommending various potential candidates to fill such vacancies. Candidates may come to the attention of the Nominating and Governance Committee through its current members, stockholders or other persons. Pursuant to the Nominating and Governance Committee charter, the Committee will consider properly submitted stockholder recommendations for nominations for candidacy. Stockholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Governance Committee at our principal offices. Nominees may also be submitted directly by stockholders in accordance with Nanometrics’ Bylaws as discussed under “Questions and Answers About These Proxy Materials and Voting - When are stockholder proposals and director nominations due for next year’s annual meeting?” above. Although the Nominating and Governance Committee does not have a formal policy regarding stockholder recommendations for director nominees because the Board of Directors has an open policy regarding communications with stockholders and has not deemed it necessary to develop a formal policy regarding recommendations for director nominations by stockholders, the Nominating and Governance Committee intends to consider director candidates properly submitted by stockholders under the same criteria as candidates recommended by directors or others.

The Nominating and Governance Committee has no specific minimum qualifications for director candidates. In general, however, persons considered for Board of Directors positions must have demonstrated leadership capabilities, be of sound mind and high moral character, have no personal or financial interest that would conflict or appear to conflict with the interests of Nanometrics and be willing and able to commit the necessary time for Board of Directors and committee service. The Nominating and Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of Nanometrics’ stockholders. However, the Nominating and Governance Committee retains the right to modify these qualifications from time to time.

At the direction of the Board of Directors, the Nominating and Governance Committee also manages the CEO selection process and the critical aspects of the succession planning process. This includes establishing the selection criteria that reflects Nanometrics’ business strategies, as well as identifying and evaluating potential candidates for the Board’s consideration. The Nominating and Governance Committee engaged a third party search firm to identify potential CEO candidates, resulting in the identification of Pierre-Yves Lesaicherre, Ph.D. who, when appointed as CEO, was also appointed as a director.

The Nominating and Governance Committee also recommends to the Board of Directors certain guidelines regarding corporate governance and standards regarding the independence of outside directors applicable to Nanometrics and reviews such guidelines and standards and the provisions of the Nominating and Governance Committee charter on a regular basis to confirm that such guidelines, standards and charter remain consistent with sound corporate governance practices and with any legal or regulatory requirements of Nasdaq and the Securities and Exchange Commission. The Nominating and Governance Committee also monitors the Board of Directors, and Nanometrics’ compliance with any commitments made to our regulators and changes in corporate governance practices.

The Nominating and Governance Committee does not have a stated policy with regard to diversity of the Board of Directors. However, the Committee believes that Board members should represent a balance of diverse backgrounds and skills, including marketing, finance, manufacturing, engineering, science, and international experience.

The Board of Directors has determined that each of the directors serving on our Nominating and Governance Committee is “independent” within the meaning of the Listing Rules of Nasdaq.

The Board of Directors has adopted a written Nominating and Governance Committee Charter, which is available on our website at http://investor.nanometrics.com/corporate-governance.

Voting For Directors – Majority Vote Policy

If a nominee for director in an uncontested election receives a greater number of “Withhold” votes for election than “For” votes (“Majority Withheld Vote”), that director must promptly tender to the Board his or her offer of resignation. If a director receives a Majority Withheld Vote, our Nominating and Governance Committee (or such other committee as the Board may appoint) shall make a recommendation to the Board, which will decide whether to accept or reject the resignation previously tendered by such director.

The Board must act on the tendered resignation, taking into account the recommendation of such committee, within 90 days from the date of the certification of the election results. The director whose resignation is under consideration is not permitted to participate in the recommendation of the committee or deliberations of the Board with respect to his or her resignation. However, if the only directors who did not receive a Majority Withheld Vote in the same election constitute less than a majority of directors, all directors may participate in the action regarding whether to accept the resignation offers. If a director’s resignation is not accepted by the Board, the director will continue to serve until the next annual meeting of shareholders or until his or her successor is duly elected and qualified, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board, then the Board, in its sole discretion, must fill any resulting vacancy or decrease the size of the Board.

Stockholder Communication Policy

We have established a formal process for stockholders to send communications to the Board of Directors or to individual directors. The names of all directors are available to stockholders in this Proxy Statement. Stockholder communications may be submitted in writing to Nanometrics Incorporated, 1550 Buckeye Drive, Milpitas, California 95035, Attention: Office of the Secretary. If we receive any stockholder communication intended for the full Board of Directors or any individual director, we will forward the communication to the full Board of Directors or the individual director, unless the communication is clearly of a marketing nature or is unduly hostile, threatening, illegal or similarly inappropriate.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all directors, executive officers and employees. We post our Code of Business Conduct and Ethics on our website at: http://investor.nanometrics.com/corporate-governance. If Nanometrics makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, Nanometrics will promptly disclose the nature of the amendment or waiver on its website.

Stock Ownership Guidelines

We have a stock ownership policy that establishes for our non-employee directors and executive officers guidelines for minimum levels of stock ownership in the company by 2019 or within five years of their appointment to the Board of Directors, hire date, or promotion, whichever is later. The stock ownership guidelines are as follows:

•	For non-employee directors, ownership of stock with a value equal to three times the annual Board retainer;
•	For our Chief Executive Officer, ownership of stock with a value equal to three times his annual base salary; and
•	For each other executive officer, ownership of stock with a value equal to his or her annual base salary.

Related Person Transaction Policy

Nanometrics has a written policy regarding related party transactions that requires that the Audit Committee review any transaction or series of transactions in excess of $50,000 in any year between Nanometrics, on the one hand, and an officer, director or 5% or greater stockholder, on the other. Nanometrics’ Chief Financial Officer has the responsibility for bringing the facts concerning a proposed related party transaction to the Audit Committee. The policy permits approval only in the event of a finding that the transaction is on terms no less favorable than would have been obtained in an ordinary arms-length transaction with an independent third party.

Report of the Audit Committee of the Board of Directors*

The Audit Committee reviews Nanometrics' financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting, for preparing the financial statements and for the reporting process. The Audit Committee members do not serve as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. Nanometrics' independent auditors are engaged to audit and report on the conformity of our financial statements to accounting principles generally accepted in the United States and the effectiveness of our internal control over financial reporting.

In this context, the Audit Committee reviewed and discussed with management the audited financial statements of Nanometrics for the year ended December 30, 2017. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that our audited financial statements as of and for the year ended December 30, 2017, be included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2017, for filing with the United States Securities and Exchange Commission.

The Audit Committee

Christine A. Tsingos (Chair)

Robert G. Deuster

Bruce C. Rhine

Christopher A. Seams

*

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Nanometrics under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth beneficial ownership of Nanometrics common stock as of March 1, 2018, by each director, by each of the named executive officers, by all directors and executive officers as a group, and by all persons known to Nanometrics to be the beneficial owners of more than 5% of Nanometrics stock. Unless otherwise indicated, all persons and entities have sole voting and investment power over the shares reported. As of the close of business on March 1, 2018, there were 23,860,414 shares of common stock outstanding.

	Amount and Nature of Beneficial Ownership (1) Shares
Name of Beneficial Owner – Principal Stockholders	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
Blackrock, Inc. (2)	3,229,719	13.5%
FMR LLC (3)	1,778,063	7.5%
Dimensional Fund Advisors LP (4)	1,477,817	6.2%
The Vanguard Group (5)	1,404,330	5.9%

Name of Beneficial Owner – Directors And Officers	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
J. Thomas Bentley	92,025	*
Edward Brown Jr.	25,811	*
Robert Deuster	848	*
Pierre-Yves Lesaicherre, Ph.D.	—	*
Bruce C. Rhine (6)	740,592	3.1%
Christopher A. Seams	11,601	*
Timothy J. Stultz, Ph.D. (7) (10)	370,790	1.6%
Christine A. Tsingos (8)	332,881	1.4%
Jeffrey Andreson (11)	71,919	*
S. Mark Borowicz, Ph.D. (9) (12)	15,094	*
Greg Swyt	2,742	*
Janet Taylor	15,209	*
Rollin Kocher	27,010	*
All executive officers and directors as a group (12 persons) (7)	1,653,284	6.9%

*	Less than 1 percent
(1)

As determined in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934. Information with respect to principal stockholders is obtained from Schedules 13G and 13G/A and except as indicated in the footnotes below, is as of December 31, 2017, and does not reflect changes, if any, since that date.

(2)

According to a Schedule 13G/A filed with the SEC on January 19, 2018, reporting beneficial ownership as of December 31, 2017, BlackRock, Inc. has sole voting power with respect to 3,178,681 of these shares and sole investment power over all of these shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)

According to a Schedule 13G filed with the SEC on February 13, 2018, reporting beneficial ownership as of December 31, 2017, FMR LLC has sole voting power with respect to 44,305 of these shares, and sole investment power over all of these shares. Abigail P. Johnson is a director, the chairman of the board and the chief financial officer of FMR LLC, and may be deemed to have beneficial ownership of the shares held by FMR LLC. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(4)

According to a Schedule 13G filed with the SEC on February 9, 2018, reporting beneficial ownership as of December 31, 2017, Dimensional Fund Advisors LP has sole voting power with respect to 1,411,274 of these shares and sole investment power over all of these shares. All of the shares are held by funds or other entities for which Dimensional Fund Advisors LP is an investment adviser. Dimensional Fund Advisors LP disclaims beneficial ownership of such securities. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

(5)

According to a Schedule 13G filed with the SEC on February 9, 2018, reporting beneficial ownership as of December 31, 2017, The Vanguard Group has sole voting power with respect to 45,414 of these shares, shared voting power with respect to 2,113 of these shares, sole investment power with respect to 1,359,998 of these shares, and shared investment power with respect to 44,332 of these shares. All of the shares are held by funds or other entities for which Dimensional Fund Advisors LP is an investment adviser. Dimensional Fund Advisors LP disclaims beneficial ownership of such securities. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA  19355.

(6)	Mr. Rhine has indirect beneficial ownership over 1,428 shares owned by his spouse.
(7)	Includes 110,000 shares that may be acquired by exercise of stock options or vesting of restricted stock units within 60 days of March 1, 2018.
(8)	Includes 314,000 shares held by Bio-Rad Laboratories, of which Ms. Tsingos is Executive Vice President and may be deemed to have shared voting and investment power over these shares.
(9)	Includes 209 shares that may be acquired by exercise of stock options within 60 days of March 1, 2018.
(10)	Dr. Stultz retired from his position as President and Chief Executive Officer of Nanometrics in November 2017.
(11)	Mr. Andreson resigned from his position as Chief Financial Officer of Nanometrics in December 2017.
(12)	Dr. Borowicz ceased serving as an executive officer and left Nanometrics in January 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulations to furnish Nanometrics with copies of all Section 16(a) forms that they file. Nanometrics assists our executive officers and directors in the preparation and filing of Forms 4, and generally files the Forms 4 on behalf of our directors and executive officers using the powers of attorney given to certain executive officers of Nanometrics by our executive officers and directors delegating the authority to make the filings. Based solely on our review of the copies of such form received by us or written representations from certain reporting persons, we believe that our executive officers, directors and greater than 10% stockholders have complied with all applicable filing requirements.

EXECUTIVE COMPENSATION

2017 Compensation Discussion and Analysis

Philosophy and Objectives

Nanometrics’ compensation program for our executive officers is intended to enable us to attract, retain and motivate key executive officers and to align their interests with those of the stockholders by tying executive compensation to our short-term and long-term company performance. The Compensation Committee acts on behalf of the Board of Directors and, by extension, on behalf of our stockholders, to establish, implement and continually monitor adherence to our compensation philosophy. The Compensation Committee’s philosophy is to design a compensation package that addresses the need for alignment between the interests of executive officers and stockholders in terms of producing short-term and long-term enhanced stockholder value, as well as achieves retention and motivation through appropriate incentives. This philosophy takes into account both internal equity and external market information relative to our industry and size. The Compensation Committee designs the executive compensation program with the goal of providing total compensation to our executive officers that is competitive and consistent with our compensation philosophy.

The Compensation Committee’s principal objectives are: (a) to develop, recommend and approve compensation packages that are consistent with our philosophy; (b) to link executive compensation to the achievement of our financial, management or other performance goals and; (c) to support our culture and core values by promoting equity among the executive team and maintaining the competitiveness of our overall compensation when compared with external opportunities.

In May 2017, Dr. Timothy Stultz informed us that he intended to retire as our Chief Executive Officer. In August 2017, we entered into a Transition and Consulting Agreement with Dr. Stultz, which we describe below. We commenced a search for a new Chief Executive Officer and, in November 2017, our Board appointed Dr. Pierre-Yves Lesaicherre as our President and Chief Executive Officer, effective on his first day of employment with Nanometrics. Dr. Lesaicherre’s first day of employment was November 27, 2017, at which time Dr. Stultz ceased to be our President and Chief Executive Officer and became a consultant to Nanometrics. Dr. Stultz remains a member of our Board. Dr. Lesaicherre’s employment agreement is described below in the section captioned “Compensation Arrangements with Dr. Lesaicherre,” and Dr. Lesaicherre’s compensation is discussed separately in that section as his compensation was not set at the beginning of 2017, as was the case for the other executive officers.

Philosophy and Objectives Applied

The Compensation Committee relied on an independent outside compensation consulting firm, Compensia, our human resources department, and (other than with respect to himself) Timothy Stultz, our Chief Executive Officer at the time compensation was determined as described below, to provide information and recommendations to establish specific compensation packages for our executive officers for the 2017 fiscal year that ended December 30, 2017.

Our executive compensation packages for the 2017 fiscal year included three primary components - base salaries, cash bonus award opportunities and long-term equity incentive awards. Other elements of compensation include limited perquisites, other benefits (including retirement (401(k) plan, including matching contributions), health, and welfare benefits), and severance arrangements. The Compensation Committee considered the three primary components individually and in the aggregate to assess their competitiveness and effectiveness in retaining our executive officers and motivating them to create short-term and long-term enhanced stockholder value.

In the Compensation Committee’s review of our executive compensation for the 2017 fiscal year, the Compensation Committee considered publicly available market data for companies that typically include similarly-sized semiconductor and semiconductor capital equipment or similar firms for each executive officer in a like or similar role. In November 2016, for compensation decisions for the 2017 fiscal year, Compensia recommended and the Compensation Committee approved modifications to the group of peer companies for conducting compensation analysis to better reflect our size and business. The Compensation Committee considered the following factors:

•	primary focus on semiconductor and semiconductor equipment companies, and secondary focus on hardware companies;
•	revenues;
•	market capitalization; and
•	several other factors including profitability, growth and revenues relative to market capitalization.

The Compensation Committee removed two companies from the peer group used in our 2016 fiscal year analysis as they had been acquired (Cascade Microtech, Inc. and Mattson Technology, Inc.) The Compensation Committee added three new companies (Cabot Microelectronics, Novanta and Xcerra) to our peer group for the 2017 fiscal year analysis to replace the companies that had been removed that also reflect the criteria described above. Our peer group companies considered for compensation for the 2017 fiscal year are listed below.

2017 Fiscal Year Peer Group Companies
Axcelis Technologies, Inc.	Form Factor, Inc.
Cabot Microelectronics	Maxwell Technologies Inc.
Cohu, Inc.	Novanta, Inc.
Electro Scientific Industries, Inc.	Rudolph Technologies Inc.
Exar Corporation	Ultratech, Inc.
FARO Technologies, Inc.	Xcerra Corporation

The Compensation Committee selected companies above because they operate in our industry or similar industries, are comparable to Nanometrics based on both survey data and proxy data, revenues (in the range of $90 million to $370 million), and/or market capitalization (in the range of $150 million to $1.4 billion). Compensia gathered data with respect to base salary, target bonus awards and all equity awards, including stock options, restricted stock units (“RSUs”) and performance based equity. We generally do not gather data regarding employee benefits such as 401(k) or health care coverage normally available to broad groups of employees.

While the market data may identify a certain percentile of the market in which we operate with regard to base salary, bonus or long-term incentives, the Compensation Committee did not target any specific percentile but instead looked at each element as compared to the total targeted cash package and the various components, in light of the desired results, internal equity and the information provided, and then decided if a change to compensation was warranted or not. The Compensation Committee also consulted with Dr. Stultz with respect to the appropriate compensation for the executive officers who reported to him, including: Mr. Andreson, our Chief Financial Officer (until December 5, 2017); Dr. Borowicz, our Executive Vice President, Business Operations during 2017; Mr. Kocher, our Senior Vice President, Sales and Marketing; and Ms. Taylor, our General Counsel. Dr. Stultz reviewed the experience and qualifications, and performance of our executive officers using the elements and framework described under “2017 Executive Compensation Components” below, and made recommendations to the Compensation Committee about the structure of the overall compensation program and individual compensation arrangements. This framework provided a guide for the Compensation Committee’s deliberations and recommendations regarding proposals for base salary, bonus opportunities and long-term equity incentive awards for each executive position. The Compensation Committee considered those factors that are controllable by management such as expenses and cash, account penetration and long-term stockholder value delivery and others that are less within management control such as revenue, which is subject to the short-term industry cycles and the timing of customer capital spending cycles. The Compensation Committee did not apply formulas or assign specific mathematical weights to the peer group data or any of the factors or elements of compensation discussed above, but rather exercised its business judgment and discretion to make a subjective determination of both the amounts of compensation as well as the distribution of compensation among the various components, after considering all of these measures collectively. The Compensation Committee then came to a conclusion based on the framework outlined above to approve an appropriate compensation package for each executive officer.

2017 Executive Compensation Components

For the 2017 fiscal year, the principal components of compensation for our executive officers, Drs. Stultz, Lesaicherre and Borowicz, Messrs. Andreson and Kocher, and Ms. Taylor, were:

•	Base salary;
•	Bonus; and
•	Equity awards.

The Compensation Committee also establishes and reviews retirement and other benefits for our executive officers and considers these benefits to be meaningful to our executive officers as well.

The Compensation Committee has chosen these components because it believes that each supports achievement of one or more of our compensation objectives, and that together they will be effective in achieving such objectives. The use of each compensation component is based on a determination by the Compensation Committee of the importance of each compensation objective in supporting our business and talent strategies. These components are commonly used for executive officers at companies within our peer group and, therefore, the Compensation Committee finds these to be appropriate in our talent retention strategy. The Compensation Committee’s determination varies for each executive officer depending on a number of factors, including but not limited to, scope of his or her responsibilities, leadership skills and values, and individual performance. The Compensation Committee did not apply formulas or assign specific mathematical weights to any of these factors, but rather exercised its business judgment and discretion to make a subjective determination after considering all of these measures collectively.

Base Salary

Base salaries serve as the foundation of Nanometrics’ compensation program. Other executive compensation elements, including annual short-term cash incentives and long-term equity incentives, the Compensation Committee derives by weighing them against base salary. Nanometrics provides executive officers with base salaries to compensate them for services rendered during the fiscal year and sets base salaries at levels which the Compensation Committee believes will effectively attract and retain top talent. The Compensation Committee determines base salaries for each executive officer based on his or her experience, position and responsibility, as well as the contribution that he or she brings to Nanometrics through performance. During its annual review of base salaries for executive officers, the Compensation Committee primarily considers:

•	the salaries of executive officers in similar positions at our peer group companies as discussed in the above section titled “Philosophy and Objectives Applied”;
•

our financial performance over the past year based upon the ability to achieve Board-approved financial metrics including revenue targets, operating income targets and other operating results metrics; and

•

the individual performance of each executive officer, and his or her duties and areas of responsibility, on a subjective basis, which may include, among other things: span of control; ability to influence, manage and produce results that increase the profitability of Nanometrics; and ability to streamline and create efficiencies in the organization.

The Compensation Committee considers salary levels annually as part of our performance review process as well as upon a promotion or other change in job responsibility. The Compensation Committee reviews and determines salaries after reviewing salary data supplied by Compensia, including data regarding our peer comparison group, as well as consideration of the compensation for our executive officers on a company-wide basis, based on their relative duties and responsibilities and the recommendations of our Chief Executive Officer (Dr. Stultz with respect to 2017 executive compensation) as it relates to the executive officers who report to him. The Compensation Committee also considered comparisons of peer group compensation to peer group performance provided by Compensia. The Compensation Committee did not apply formulas or assign specific mathematical weights to any of these factors, but rather exercised its business judgment and discretion to make a subjective determination regarding each executive officer's base salary after considering all of these measures collectively.

For fiscal year 2017, based on all of the data considered, the Compensation Committee exercised its business judgment and discretion to make a subjective determination regarding each executive officer's 2017 base salary (other than Greg Swyt’s, as he was not an executive officer at the time his 2017 base salary was determined, and Dr. Lesaicherre, whose compensation is discussed separately in “Compensation Arrangements with Dr. Lesaicherre” below) as set forth in the table below.

Named Executive Officer	Annual Base Salary Approved for Fiscal Year 2017	Year-Over-Year Percentage Increase Represented by Fiscal Year 2016 Base Salary
Timothy J. Stultz, Ph.D. Former President, Chief Executive Officer and Director	$500,000	0%

Jeffrey Andreson Former Chief Financial Officer (2)	$350,000	2.9%

S. Mark Borowicz, Ph.D. Former Executive Vice President, Product & Field Operations Group	$310,000	1.6%

Rollin Kocher (1) Senior Vice President, Sales & Marketing	$290,000	6.6%

Janet Taylor General Counsel	$280,000	1.5%

Greg Swyt’s compensation was based on market data obtained from an Aon PLC Radford Global Technology survey that takes into account industry, region and annual revenue for the Corporate Controller position at Mr. Swyt’s level of responsibility. Mr. Swyt’s ongoing job performance was also considered when determining his base compensation rate.

Bonus

The Compensation Committee views cash bonuses as part of its performance-based compensation program designed to align the recipient’s interests with our annual goals and objectives and our stockholders’ interests. At our 2012 annual meeting of stockholders, the stockholders approved the Executive Performance Bonus Plan (the “Plan”). Within the parameters of the Plan, the Compensation Committee established the 2017 Executive Performance Bonus Program (the “2017 Bonus Program”). The 2017 Bonus Program is intended to motivate senior executive officers to achieve short-term and long-term corporate objectives relating to the performance of Nanometrics or one of its business units as established by the Compensation Committee of the Board of Directors and to reward them when those objectives are achieved, thereby tying performance to stockholder value. Bonuses would be triggered upon our achievement of target metrics determined by the Compensation Committee. Dr. Lesaicherre did not participate in the 2017 Bonus Program as he joined Nanometrics at the end of November 2017. Dr. Lesaichairre’s bonus is discussed below in in “Compensation Arrangements with Dr. Lesaicherre.”  Mr. Swyt’s target bonus was 35% based on market data obtain from an Aon PLC Radford Global Technology survey that takes into account industry, region and annual revenue for the Corporate Controller and similarly leveled positions.

As part of the 2017 Bonus Program, the Compensation Committee established the following target bonus opportunities based on market data and each executive officer’s relative duties and responsibilities for the following executive officers:

Named Executive Officer (1)	Target Bonus Opportunity (as a % of annual base salary)
Timothy J. Stultz, Ph.D.	100%
Jeffrey Andreson	60%
S. Mark Borowicz, Ph.D.	60%
Rollin Kocher	55%
Janet Taylor	45%

For Dr. Stultz, Mr. Andreson, Dr. Borowicz, Mr. Kocher and Ms. Taylor, 100% of the target bonus opportunity under the 2017 Bonus Program was based upon overall company financial performance objectives recommended by Dr. Stultz and approved by the Compensation Committee. Mr. Kocher also received commissions based on recognized revenue from sale of products, upgrades and service contracts. Mr. Andreson left Nanometrics on December 5, 2018, at which time, Mr. Swyt became the principal accounting officer.

For Mr. Swyt, the target bonus opportunity was based on overall company financial performance objectives and individual management objectives determined by the CFO prior to the time Mr. Swyt became an executive officer. His actual bonus was then to be determined by multiplying (a) his target bonus by (b) the product obtained by multiplying the percentage achievement of company performance by the percentage achievement of individual performance. For Mr. Swyt, his individual management objectives related to (i) improved financial process reporting, (ii) accurately implementing new accounting rules and regulations, and (iii) other organization-wide initiatives. In addition, Mr. Swyt received a retention bonus in December 2017 when he became our principal financial officer in the amount of $50,000. The Compensation Committee established Mr. Swyt’s retention bonus based on a retention period from December 2017 through July 2018 (8 months), or 2/3rds of a year. The Compensation Committee determined the amount of $50,000 as it was approximately 1/3 of Mr. Swyt’s base salary during the retention period, which the Compensation Committee determined was a reasonable incentive to reward him for his extra duties and provide an incentive for him to maintain his employment with Nanometrics during this period.

The maximum award that an executive officer could receive under the 2017 Bonus Program was two times the target bonus opportunity. Achievement of the bonus opportunity tied to the overall company performance for the 2017 Bonus Program was determined based on annual Revenues and Non-GAAP Operating Margin. The 2017 Bonus Program provided that the company performance would be measured by comparing actual company annual Revenues against target Revenues of $240 million and actual non- GAAP Operating Margin against target Non GAAP Operating Margin of 16.5%.

The company performance factor would be zero when Non-GAAP Operating Margin is less than or equal to 0%. For the 2017 Bonus Program, Non-GAAP Operating Margin was defined as Operating Income/(Loss) as reported in accordance with generally accepted accounting principles in the United States, plus amortization of intangible assets, and any unusual charges, such as restructurings, litigation or acquisition charges, divided by Annual Revenues.

For fiscal year 2017, based on achieved Revenues and Non-GAAP Operating Income, the Compensation Committee approved the following bonus amounts for the executive officers:

Named Executive Officer	Approved Bonus under 2017 Bonus Program
Pierre-Yves Lesaicherre, Ph.D. (1)	$52,885
Timothy J. Stultz, Ph.D. (2)	$485,000
Jeffrey Andreson (3)	$—
Greg Swyt	$75,400
S. Mark Borowicz, Ph.D. (4)	$180,420
Rollin Kocher (5)	$154,715
Janet Taylor	$122,220

(1)	Dr. Lesaicherre’s bonus for 2017 is prorated based on his period of service for fiscal 2017.
(2)	Dr. Stultz was eligible for the bonus under the 2017 Bonus Program pursuant to the Transition and Consulting Agreement, dated as of August 9, 2017.
(3)	Mr. Andreson left Nanometrics on December 5, 2017, and therefore was not eligible for the bonus under the 2017 Bonus Program.
(4)	Dr. Borowicz was eligible for the bonus under the 2017 Bonus Program pursuant to the Separation Agreement, effective January 8, 2018.
(5)	Mr. Kocher also received commission payments in the amount of $ 93,040 in 2017.

Long-Term Incentive Compensation

The Compensation Committee believes that equity compensation plans are an essential tool to link the long-term interests of Nanometrics’ stockholders and our employees, particularly our executive officers, and serve to motivate executive officers to make decisions that will, in the long run, optimize returns to our stockholders. Equity compensation plans also enable us to provide an opportunity for increased equity ownership by executive officers, thereby increasing the link between the incentives of our executive officers and the interests of our stockholders, and maintain competitive levels of total compensation. Each year the Compensation Committee considers incentive and retention needs, market competitiveness and industry and business conditions to make its subjective determination of the appropriate balance of RSUs, which provide a more predictable value, and performance-based RSUs (“PSUs”), which provide value to the extent pre-defined performance metrics based on relative stock price performance within the industry are achieved for predetermined performance periods. Nanometrics has not granted stock options since 2014.This reflects a market trend where the prevalence of the use of stock options has declined. PSU’s provide a similar leveraged return using a determinant that more closely reflects the actual performance of Nanometrics relative to its industry. The Compensation Committee considered both the broader market environment and the individual equity profile of each executive officer in awarding all executive officers RSUs for 2017, and awarding the Dr. Stultz, Dr. Borowicz, Mr. Andreson and Mr. Kocher PSUs for 2017.

Restricted Stock Unit Grants. All of the executive officers received RSU awards during the 2017 fiscal year. The Compensation Committee believes that RSUs, which increase in value as the market price of our common stock increases, both encourage our executive officers to work toward the longer-term goal of creating stockholder value and provide retention value. RSUs align the interests of our executive officers to the interests of our stockholders because an executive officer that holds RSUs is exposed to the same market risks to which our stockholders are exposed. The Compensation Committee approved RSU award levels for 2017 based on an analysis of peer group data related to the size of equity awards as described under our section “Philosophy and Objectives Applied” above. The Compensation Committee did not benchmark to a specific target percentile, but instead considered proposed RSU awards in the context of each executive officer’s cash and total compensation package. In addition, the Compensation Committee considered other factors when determining each executive officer’s RSU award, including: the level of resulting alignment with the interests of our stockholders; such executive officer’s position within the organization and the appropriate level of equity compensation for such position relative to others in the organization’s hierarchy; such executive officer’s contributions to our financial, operational and general performance; our stock price; and the value of such awards based on the company’s currency stock price. The Compensation Committee did not apply formulas or assign specific mathematical weights to any of these factors, but rather exercised its business judgment and discretion to make a subjective determination regarding whether to grant, and the size of grants of, RSUs to each executive officer.

Performance Stock Unit Grants. Although historically the Compensation Committee granted PSUs only to Dr. Stultz, in 2017, the Compensation Committee determined to grant PSUs to Dr. Stultz as well as to our CFO, Mr. Andreson, and to Dr. Borowicz and Mr. Kocher.

Based on data and suggestions from Compensia, Dr. Stultz received his 2017 equity value 50% in time-based RSUs and 50% in PSUs. Also based on data and suggestions from Compensia, Mr. Andreson, Dr. Borowicz and Mr. Kocher received their 2017 equity value 75% in time-based RSUs and 25% in PSU’s. The 2017 PSUs are earned based on Nanometrics’ stock price performance relative to the Top 30 companies in the Philadelphia Stock Exchange Semiconductor Index over a one, two and three-year performance period. To earn the target number of shares, Nanometrics’ stock price performance must be at the 50th percentile of the Index; for stock price performance at or above the 75th percentile, Dr. Stultz earns 150% of the target shares (maximum payout is 150% of target). If Nanometrics’ stock price performance for any period is negative, the number of shares earned is capped at target, regardless of performance relative to the Index. The Compensation Committee determined the PSU award level for Dr. Stultz, Mr. Andreson, and to Dr. Borowicz and Mr. Kocher in 2017 based on an analysis of peer group data related to the size of equity awards as described under our section “Philosophy and Objectives Applied” above.

Our Compensation Committee grants equity awards under our 2005 Equity Incentive Plan to the executive officers and other employees as incentive compensation. The Compensation Committee meeting schedule is determined several months in advance, and, therefore, proximity of any award date to a material news announcement or a change in our stock price, if any, is coincidental. We do not backdate equity awards or make equity awards retroactively. In addition, we do not coordinate our equity grants to precede announcements of favorable information or follow announcements of unfavorable information. Equity awards are priced using the thirty-day average closing market price as of the Compensation Committee approval.

Compensation Arrangements with Dr. Stultz

Base Salary, bonus and long-term incentive decisions for Dr. Stultz for 2017 are described above. The Compensation Committee established Dr. Stultz’s compensation in these different categories significantly in excess of our other executive officers consistent with his responsibilities as our President and Chief Executive Officer and as otherwise discussed above.

In addition, on August 9, 2017, in connection with Dr. Stultz’s determination to retire as our President and Chief Executive Officer, we entered into a Transition and Consulting Agreement with Dr. Stultz, pursuant to which Dr. Stultz continued to receive his cash compensation through the end of 2017, remained eligible to receive his annual bonus for 2017 as determined in accordance with the performance goals previously established without proration, Dr. Stultz continued to remain a director of Nanometrics and will receive cash and equity compensation for serving on the Board on the same basis as other non-employee directors of Nanometrics and receive such other benefits as the other non-executive members of the Board, Dr. Stultz became a consultant to Nanometrics, and Dr. Stultz’s outstanding equity awards will continue during his service as a member of the Board and/or a consultant (with certain performance stock units being converted to a time-based schedule), and will be subject to accelerated vesting in the event of a change in control of Nanometrics, all as further described under the caption “Employment Contracts and Termination of Employment and Change-in-Control Arrangements.”  The terms of Dr. Stultz’s Transition and Consulting Agreement were determined by the Compensation Committee based upon Dr. Stultz’s currently existing arrangements as well as a market analysis of Nanometrics’ peers performed by Compensia.

Compensation Arrangements with Dr. Lesaicherre

On November 8, 2017, our Board appointed Dr. Pierre-Yves Lesaicherre as a director and as our new President and Chief Executive Officer, which appointment became effective on November 27, 2017. In connection with Dr. Lesaicherre’s appointment as our President and Chief Executive Officer, the Compensation Committee of Nanometrics approved the compensation terms for Dr. Lesaicherre, namely: (1) a base salary of $550,000 per year, and a target bonus for 2017 and 2018 of $550,000 for each year (prorated for period of service for 2017) with actual bonus to be determined based on performance; (2) an RSU grant to acquire shares of Nanometrics common stock having a value of $1.625 million (but no more than 62,500 underlying shares), vesting with respect to 1/3 of the shares each year for three years, subject to accelerated vesting in the event Nanometrics terminates Dr. Lesaicherre’s employment without “cause” or Dr. Lesaicherre resigns for “good reason” within two years of employment; (3) a PSU grant to acquire shares of Nanometrics common stock having a value of $1,625 million vesting with respect to 2/3 of the shares on the second anniversary of grant and the rest on the third anniversary of grant, subject to meeting specified stock price performance metrics and Dr. Lesaicherre’s continued service with Nanometrics; (4) annual RSU and PSU grants commencing in 2018, each vesting over three years (subject to meeting performance criteria for the PSU grant), each with a value of each of $625,000; and (5) a sign-on bonus of $100,000. In addition, the Compensation Committee approved entering into a General Severance Benefits and Change in Control Severance Benefits Agreement with Dr. Lesaicherre, as describe under the caption “Employment Contracts and Termination of Employment and Change-in-Control Arrangements.” The terms of Dr. Lesaicherre compensation were determined by the Compensation Committee in arms-length negotiations with Dr. Lesaicherre as well as a market analysis of Nanometrics’ peers performed by Compensia. In March 2018, the Compensation Committee determined that Dr. Lesaicherre’s bonus for 2017 would be paid at 100% of target, prorated for the portion of the year in which he was serving as our President and Chief Executive Officer, based on their subjective determination of his performance during that period.

Other Elements of Compensation

All Nanometrics employees in the United States, including our executive officers, are eligible to participate in our 401(k) plan, medical, dental and vision insurance, employee stock purchase plan, as well as our life and disability insurance policy. Nanometrics’ 401(k) Plan and other generally available benefits programs allow us to remain competitive for employee talent, and we believe that the availability of these benefits programs generally enhances employee productivity and loyalty to Nanometrics. The main objectives of Nanometrics’ benefits programs are to give employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, and enhanced health and productivity, all in full compliance with applicable legal requirements. These generally available benefits typically do not specifically factor into decisions regarding an individual executive officer’s total compensation or equity award package.

Perquisites

Nanometrics provides certain executive officers with a limited number of perquisites that the Compensation Committee believes are reasonable and consistent with our overall compensation program. Although the Compensation Committee seeks the advice of the human resources department on general market competitiveness for these benefits, it does not use a formal benchmarking process. The aggregate incremental costs to Nanometrics of these perquisites are included in the Summary Compensation Table in the “All Other Compensation” column. Dr. Stultz received a car allowance. All executive officers (other than Greg Swyt) are eligible to participate in an Executive Healthcare Reimbursement plan that provides for reimbursement of usual and customary costs that may not be covered under the medical, dental and eye care plans available to all other Nanometrics employees; actual amounts reimbursed are included in the Summary Compensation Table as “All Other Compensation.”

Severance Benefits

The Compensation Committee considers maintaining a stable and effective management team to be essential to protecting and enhancing the best interests of Nanometrics and its stockholders. Accordingly, the Compensation Committee has taken steps to encourage the continued attention, dedication and continuity of members of our management to their assigned duties without the distraction that may arise from the potential termination of employment. Specifically, we have entered into agreements with our executive officers (other than Greg Swyt) providing for severance payments and benefits, consisting of cash severance and continued health care benefits upon a termination of employment without cause or resignation for good reason and, if the termination of employment is in connection with a “change in control” of Nanometrics, accelerated vesting of equity awards, all as described in greater detail below in the section titled “Employment Contracts and Termination of Employment and Change-in-Control Arrangements.” Nanometrics entered into these agreements with Dr. Stultz, Mr. Andreson, Dr. Borowicz and Ms. Taylor in 2015. Nanometrics entered into such an agreement with Mr. Kocher in 2016 when he became an executive officer.

When entering into these agreements, the Compensation Committee analyzed data and suggestions from Compensia in 2014 as well as our human resources department. The Compensation Committee then exercised its business judgment and discretion to make a subjective determination after considering this information.

After considering industry practices, the Compensation Committee determined that our severance and benefits agreements are necessary and appropriate in substance and scope to provide competitive compensation to the types of individuals that Nanometrics desires to attract, hire and retain. The Compensation Committee also believes that these agreements are consistent with our overall compensation philosophy. The Compensation Committee periodically monitors industry practice in this area to ensure that these agreements remain consistent with industry practice and our overall compensation philosophy of offering competitive compensation to preserve our ability to attract and retain key executive officers.

Tax and Accounting

As part of its role, the Compensation Committee reviews and considers both tax and accounting related implications as they apply and as they evolve.

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which prior to the passage of the Tax Cuts and Jobs Act of 2017 in December 2017, provided that we may not deduct compensation of more than $1,000,000 that is paid to certain executive officers, unless certain exemption requirements are met. Prior to the passage of Tax Cuts and Jobs Act of 2017, exemptions to this deductibility limit could be made for various forms of “performance-based” compensation. However, as our Executive Performance Bonus Plan approved by stockholders in 2012 had not been reapproved by our stockholders within five years, cash compensation for 2017 was not eligible for Section 162(m) deductibility. Our stockholders approved our 2017 Executive Performance Bonus Plan in May 2017, which then became Section 162(m) compliant and available for 2018 compensation and after; however, as a result of the passage of the Tax Cuts and Jobs Act of 2017, it is unlikely that compensation under this plan, or any plan, will continue to be deductible under Section 162(m).

Section 4999 and Section 280G of the Internal Revenue Code provide that executive officers could be subject to additional taxes if they receive payments or benefits that exceed certain limits in connection with a change in control of Nanometrics and that Nanometrics could lose an income tax deduction for such payments. We have not provided any executive officer with a tax “gross up” or other reimbursement for tax amounts the executive officer might be required to pay under Section 4999 or Section 280G of the Internal Revenue Code as the Compensation Committee determined that this was not consistent with best practices.

Section 409A of the Internal Revenue Code imposes additional taxes and interest on underpayments in the event that an executive officer defers compensation under a compensation plan that does not meet the requirements of Section 409A. We believe that we are operating in good faith compliance with Section 409A and have structured our compensation and benefits programs and individual arrangements in a manner intended to comply with the requirements thereof.

Risks Associated With Compensation Plans

In 2017, the Compensation Committee determined that our compensation policies and practices for our employees are not reasonably likely to cause employees to take risks that would have a material adverse effect on the company.

Equity Ownership Guidelines

We have a stock ownership policy that establishes, for our executive officers, guidelines for minimum levels of stock ownership in the company by 2019 or within five years of their hire date (or promotion date), whichever is later. The stock ownership guidelines are, for our Chief Executive Officer, ownership of stock with a value equal to three times his annual base salary, and for each other executive officer, ownership of stock with a value equal to his or her annual base salary.

Results of 2017 Shareholder Advisory Vote to Approve Executive Compensation

At our 2013, 2014, 2015, 2016 and 2017 annual meetings of stockholders, we requested our stockholders to approve, on an advisory (non-binding) basis, the compensation paid to our executive officers as reported in the proxy statements for those annual meetings. Our stockholders expressed substantial support for our executive compensation, with approximately 97.8%, 96.1%, 95.1%, 92.7% and 94.5%, respectively, of the shares present and entitled to vote voting for approval of the “say-on-pay” advisory vote approving our executive compensation. Because of the high level of support expressed by our stockholders for the executive compensation, the Compensation Committee has continued to apply a similar approach for executive compensation decisions and policies.

Clawback Policy

We have established a clawback policy. This policy provides that in the event of a material restatement of our consolidated financial statements resulting from fraud or intentional misconduct by any Section 16 officer who has either erroneously been awarded or paid a greater amount of incentive compensation than he or she would have received had the financial statements been fairly stated, the Board or its designated committee has the discretion to direct that the company either recoup or cancel payment, though not forced, of all or a portion of the excess of performance-based cash or equity compensation to the Section 16 officer(s). This clawback policy is effective for compensation awarded or paid after implementation of the policy and applies to current Section 16 officers as well as those who terminate after the clawback program has been approved by the Board. The covered period is the three-year period preceding the effective date for which it is determined that a restatement is required.

Insider Trading Policy

We have an insider trading policy that, in addition to prohibiting insider trading, has provisions prohibiting margining the company’s securities, engaging in short sales of securities not owned, and trading in derivative securities.

Summary Compensation

The following table sets forth compensation information for (i) our current and former Chief Executive Officer, (ii) our Vice President, Finance and our former Chief Financial Officer, and (iii) each of our other three highest compensated executive officers during fiscal 2017, all of whom are collectively referred to as the “named executive officers.”

	Summary Compensation Table

	Year	Salary ($)	Bonus	Stock Awards(1),(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation		Total ($)
Pierre-Yves Lesaicherre, Ph.D. (4) President, Chief Executive Officer and Director	2017	$42,308	$100,000	$2,232,200	$52,885	$1,200	(5)	$2,428,593

Timothy J. Stultz, Ph.D. (6)	2017	$463,462		$1,453,504	$485,000	$105,855	(7)	$2,507,821
Former President and Chief	2016	498,343		1,170,482	625,000	28,205		2,322,030
Executive Officer and Director	2015	493,204		1,817,800	468,702	26,002		2,805,708

Greg Swyt (8) Vice President, Finance	2017	$235,042		$67,128	$75,400	$2,821	(9)	$380,391

Jeffrey Andreson(10)	2017	$328,462		$565,002	$—	$7,303	(11)	$900,767
Former Chief Financial	2016	337,500		357,210	255,000	7,229		956,939
Officer	2015	330,000		179,200	188,100	5,830		703,130

Janet Taylor(12)	2017	$278,923		$318,659	$122,220	$7,992	(13)	$727,794
General Counsel	2016	274,500		132,300	155,250	7,218		569,268
	2015	124,615		276,800	60,995	5,460		467,870

S. Mark Borowicz, Ph.D.	2017	$308,654		$410,653	$180,420	$7,461	(14)	$907,188
Former Executive VP, Business	2016	301,750		330,750	228,750	4,530		865,780
Operations	2015	291,871		161,280	151,110	5,545		609,806

Rollin Kocher(15)	2017	$285,124		$410,653	$247,755	$6,363	(16)	$949,895
Sr. VP, Sales & Marketing	2016	269,909		244,156	339,473	4,800		858,338

(1)

Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the aggregate grant date fair value of equity awards granted for financial statement reporting purposes in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718. The assumptions used to calculate the value of the restricted stock units (“RSUs”) and/or performance stock units (“PSUs”) are set forth under Note 11 of the Notes to Consolidated Financial Statements included in Nanometrics' Annual Report on Form 10-K for the fiscal year ended December 30, 2017, filed with the SEC on February 26, 2018. The amount with respect to PSUs is based on the probable outcome of the satisfaction of the performance conditions, which was $607,206 for Dr. Lesaicherre, $708,875 for Dr. Stultz, $144,450 for Mr. Andreson, $104,325 for Dr. Borowicz, and $104,325 for Mr. Kocher; the grant date fair value assuming satisfaction of the performance conditions was $910,809 for Dr. Lesaicherre, $1,063,313 for Dr. Stultz, $216,675 for Mr. Andreson, $156,488 for Dr. Borowicz, and $156,488 for Mr. Kocher.

(2)

On February 8, 2017, the Board of Directors awarded: Dr. Stultz RSUs to acquire 26,500 shares, and PSUs to acquire 39,750 shares; Mr. Andreson RSUs to acquire 16,200 shares, and PSUs to acquire 8,100 shares; Ms. Taylor RSUs to acquire 12,275 shares; Dr. Borowicz RSUs to acquire 11,800 shares, and PSUs to acquire 5,850 shares; and Mr. Kocher RSUs to acquire 11,800 shares, and PSUs to acquire 5,850 shares. The grant date fair value of the RSU grants was $25.96 and the grant date fair value of the PSU grants was $26.75 per share. On June 2, 2017, the Board of Directors awarded Mr. Swyt RSUs to acquire 2,394 shares. The grant date fair value of the RSU grants was $28.04. In connection with Dr. Lesaicherre becoming our President and Chief Executive Officer, on November 27, 2017, Dr. Lesaicherre received RSUs to acquire 59,480 shares, and PSUs to acquire 62,500 shares. The grant date fair value of the RSU grants was $27.32 and the grant date fair value of the PSU grants was $14.57 per share. In connection with Dr. Stultz’s retirement and becoming a consultant, while continuing his service as a board member, the Board of Directors awarded Dr. Stultz RSUs to acquire 2075 shares. The grant date fair value of the RSU grants to Dr. Stultz was $27.32. All RSUs vest annually over three years from grant date, and all PSUs vest annually over three years subject to attainment of certain stock performance metrics.

(3)

Amounts reflected for each fiscal year are those earned, but not paid until the following fiscal year, under our executive performance bonus programs and in the case of Mr. Kocher, $93,040 in sales commissions.

(4)	Dr. Lesaicherre became our President and Chief Executive Officer on November 27, 2017.

(5)	Represent additional compensation as follows: car allowance in the amount of $1,200. Also reflects cash compensation as a non-employee director from November 27, 2017, through December 30, 2017.
(6)	Dr. Stultz ceased to be our President and Chief Executive Officer on November 27, 2017.
(7)

Represent additional compensation as follows: reimbursements under our Executive Health Care Plan in the amount of $13,346, an employer 401(k) match in the amount of $4,800, a car allowance in the amount of $13,200 and severance in the amount of $46,153, of which $9,615 was not paid until the following fiscal year. Also includes $28,356 of cash compensation as a non-employee director after Dr. Stultz ceased to be our President and Chief Executive Officer.

(8)	Mr. Swyt became our principal financial officer on December 5, 2017.
(9)	Represent additional compensation as follows: an employer 401(k) match in the amount of $2,821.
(10)	Mr. Andreson joined Nanometrics in September 2014, and left Nanometrics December 5, 2017.
(11)	Represent additional compensation as follows: reimbursements under our Executive Health Care Plan in the amount of $2,705, and an employer 401(k) match in the amount of $4,598.
(12)	Ms. Taylor joined Nanometrics in July 2015.
(13)	Represent additional compensation as follows: reimbursements under our Executive Health Care Plan in the amount of $3,192, and an employer 401(k) match in the amount of $4,800.
(14)	Represent additional compensation as follows: reimbursements under our Executive Health Care Plan in the amount of $3,861, and an employer 401(k) match in the amount of $3,600.
(15)	Mr. Kocher became an executive officer in September 2016.
(16)	Represent additional compensation as follows: reimbursements under our Executive Health Care Plan in the amount of $1,563, and an employer 401(k) match in the amount of $4,800

2017 Grants of Plan-Based Awards

The following table sets forth information with respect to grants of plan-based awards during the 2017 fiscal year that ended December 30, 2017, to each of the named executive officers.

Grants of Plan-Based Awards For Fiscal Year 2017

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)						All Other Stock Awards:
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)		Number of Shares of Stock or Units (#)	Grant Date Fair value Of Stock And Options Awards ($)(4)
Pierre-Yves Lesaicherre, Ph.D.	11/27/2017		$—	$550,000	$1,100,000	(5)
	11/27/2017	(3)					62,500	$910,809
	11/27/2017	(2)					59,480	1,624,994

Timothy J. Stultz, Ph.D.	2/8/2017		—	500,000	1,000,000
	11/27/2017						2,075	56,689
	2/8/2017	(2)					39,750	1,063,313
	2/8/2017	(3)					26,500	687,940

Greg Swyt	6/2/2017						2,394	67,128

Jeffrey Andreson	2/8/2017		—	210,000	420,000
	2/8/2017	(2)					8,100	216,675
	2/8/2017	(3)					16,200	420,552

Janet Taylor	2/8/2017		—	126,000	252,000
	2/8/2017	(2)					12,275	318,659

S. Mark Borowicz, Ph.D.	2/8/2017		—	186,000	372,000
	2/8/2017	(2)					5,850	156,488
	2/8/2017	(3)					11,800	306,328

Rollin Kocher	2/8/2017		—	159,500	319,000
	2/8/2017	(2)					5,850	156,488
	2/8/2017	(3)					11,800	306,328

(1)	Reflects awards under our 2017 Executive Performance Bonus Plan as described under "Compensation Discussion and Analysis".
(2)	RSUs vest in equal annual installments over a three-year period.
(3)

PSUs vest in equal annual installment over a three-year period (2/3 of the shares after two years, and 1/3 after three years, in the case of the grant to Dr. Lesaicherre) subject to achievement of certain metrics.

(4)

Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the aggregate grant date fair value of equity awards granted for financial statement reporting purposes, as determined pursuant to ASC Topic 718. The assumptions used to calculate the value of the RSUs and PSUs are set forth under Note 11 of the Notes to Consolidated Financial Statements included in Nanometrics' Annual Report on Form 10-K for the fiscal year ended December 30, 2017, filed with the SEC on February 26, 2018. The amount with respect to PSUs is also based on the probable outcome of the satisfaction of the performance conditions.

(5)	Dr. Lesaicherre’s bonus for 2017 is prorated for his period of service for 2017.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

See “2017 Compensation Discussion and Analysis” above for a description of the material terms and considerations of compensation paid to our named executive officers.

Our 401(k) savings plan allows employees to contribute up to 100% of their annual compensation to the plan on a pre-tax or after-tax basis, limited to a maximum annual amount as set periodically by the Internal Revenue Service. The plan provides a 20% match by Nanometrics of all employee contributions.

In the 2017 fiscal year, all corporate officers and non-employee directors were eligible to participate in a Nanometrics self-funded Executive Reimbursement Plan (currently administered by Benefit and Risk Management Services). This plan is intended to supplement our basic health plan by reimbursing expenses that are not covered by our health plan. Dr. Stultz is also entitled to a car allowance. Attributed costs of the perquisites described above for the named executive officers for the fiscal year ended December 30, 2017, are included in the “Summary Compensation Table.” All such perquisites are taxable to the executive and included as a portion of such executive’s wages.

Outstanding Equity Awards at Fiscal 2017 Year End

The following table sets forth the number of shares covered by both stock options and stock awards held by each of the named executive officers at the end of the fiscal year which ended December 30, 2017.

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)				Number of Shares or Units		Market Value of Shares or Units	Number of Unearned Shares, Units		Market Value of Unearned shares, Units
Name	Grant Date	Exercisable	Unexercisable	Option Exercise Price ($)	Option Expiration Date	of Stock That Have Not Vested (#)		of Stock That Have Not Vested ($)(1)	of Stock That Have Not Vested (#)		of Stock That Have Not Vested ($)(1)
Pierre-Yves Lesaicherre, Ph.D.	11/27/2017								62,500	(3)	$1,557,500
	11/27/2017					59,480	(2)	1,482,242

Timothy J. Stultz, Ph.D.	2/8/2017								30,917	(4)	770,452
	2/22/2016								37,500	(5)	934,500
	2/24/2015								20,000	(6)	498,400
	11/27/2017					2,075	(2)	51,709
	2/8/2017					26,500	(2)	660,380
	2/22/2016					30,000	(2)	747,600
	2/24/2015					13,333	(2)	332,258
	3/12/2013	60,000	—	$15.85	3/12/2020
	2/17/2012	50,000	—	19.03	2/17/2019

Greg Swyt	6/2/2017					2,394	(2)	59,658
	11/23/2016					5,483	(2)	136,636

Janet Taylor	2/8/2017					12,275	(2)	305,893
	2/22/2016					6,666	(2)	166,117
	8/28/2015					6,666	(2)	166,117

S. Mark Borowicz, Ph.D.	2/8/2017								5,850	(4)	145,782
	2/8/2017					11,800	(2)	294,056
	2/22/2016					16,666	(2)	415,317
	2/24/2015					3,000	(2)	74,760
	5/20/2013	209	—	$14.34	5/20/2020

Rollin Kocher	2/8/2017								5,850	(4)	145,782
	2/8/2017					11,800	(2)	294,056
	5/27/2016					8,658	(2)	215,757
	5/29/2015					2,380	(2)	59,310

(1)	The closing market price of Nanometrics common stock on December 29, 2017, the last trading day of our 2017 fiscal year, was $24.92 per share.
(2)	Restricted stock units vest annually over three years on each anniversary of the grant date.
(3)	Performance stock units vest in two tranches one after two years and the second after the third year anniversary of November 27, 2017.
(4)	Performance stock units vest annually, subject to stock performance metrics, over three years on each anniversary of February 8, 2016.
(5)	Performance stock units vest annually, subject to stock performance metrics, over three years on each anniversary of February 22, 2017.
(6)	Performance stock units vest annually, subject to stock performance metrics, over three years on each anniversary of February 24, 2015.

Option Exercises and Stock Vested

The following table provides, on an aggregate basis, the value realized upon the exercise of stock options and vesting of stock awards, by the named executive officers during the 2017 fiscal year that ended December 30, 2017.

Option Exercises and Stock Vested For Fiscal 2017

	Option Awards			Stock Awards
Name	Number of Shares Acquired On Exercise (#)		Value Realized on Exercise ($) (1)	Number of Shares Acquired On Vesting (#)		Value Realized on Vesting ($) (2)
Pierre-Yves Lesaicherre, Ph.D.	—		—	—		—
Timothy J. Stultz, Ph.D.	114,166	(5)	$3,017,513	95,166	(6)	$2,678,391
Greg Swyt	—		—	2,742		74,857
Jeffrey Andreson	—		—	25,666	(7)	707,608
Janet Taylor	—		—	10,001	(8)	264,161
S. Mark Borowicz, Ph.D.	416	(3)	10,672	13,334	(9)	372,382
Rollin Kocher	938	(4)	$25,572	6,709	(10)	$187,651

(1)	The value realized on exercise is calculated by multiplying the number of shares shown in the table by the excess of the market value of the shares on the vesting date and the exercise price.
(2)	The value realized on vesting is calculated by multiplying the number of shares shown in the table by the market value of the shares on the vesting date.
(3)	Represents the following option exercises by Dr. Borowicz:

Exercise Date	Number of Shares	Exercise Price	Sale Price	Value Realized on Sale
1/17/2017	208	$14.34	$26.22	$5,454
2/14/2017	208	14.34	25.09	5,219
	416			$10,672

(4)	Represents the following option exercises by Rollin Kocher:

Exercise Date	Number of Shares	Exercise Price	Sale Price	Value Realized on Sale
1/23/2017	313	$14.34	$25.24	$7,900
2/21/2017	312	14.34	27.92	8,711
3/21/2017	313	14.34	28.63	8,961
	938			$25,572

(5)	Represents the following option exercises by Dr. Stultz:

Exercise Date	Number of Shares	Exercise Price	Sale Price	Value Realized on Sale
6/13/2017	20,000	$11.37	$27.00	$539,900
7/11/2017	20,000	11.37	26.30	526,000
8/8/2017	20,000	11.37	25.01	500,200
9/12/2017	20,000	11.37	26.32	526,400
10/10/2017	20,000	11.37	28.15	563,072
11/14/2017	14,166	11.37	25.55	361,941
	114,166			$3,017,513

(6)

Consist of 22,500 PSUs released on February 22, 2017 (the fair market value was $27.94 per share on that date), 16,000 PSUs released on February 24, 2017 (the fair market value was $28.41 per share on that date), 15,000 RSUs released on February 22, 2017 (the fair market value was $27.94 per share on that date), 13,333 RSUs released on February 24, 2017 (the fair market value was $28.14 per share on that date), and 28,333 RSUs released on March 06, 2016 (the fair market value was $28.14 per share on that date).

(7)

Consist of 9,000 RSUs released on February 22, 2017 (the fair market value was $27.94 per share on that date), 3,333 RSUs released on February 24, 2017 (the fair market value was $28.41 per share on that date), 13,333 RSUs released on September 22, 2017 (the fair market value was $27.11 per share on that date).

(8)

Consist of 3,334 RSUs released on February 22, 2017 (the fair market value was $27.94 per share on that date), 6,667 RSUs released on August 28, 2017 (the fair market value was $25.65 per share on that date)

(9)

Consist of 8,334 RSUs released on February 22, 2017 (the fair market value was $27.94 per share on that date), 3,000 RSUs released on February 24, 2017 (the fair market value was $28.41 per share on that date), 2,000 RSUs released on May 19, 2017 (the fair market value was $27.15 per share on that date)

(10)	Consist of 4,329 RSUs released on May 27, 2017 (the fair market value was $27.97 per share on that date), 2,380 RSUs released on May 29, 2017 (the fair market value was $27.97 per share on that date).

Employment Contracts and Termination of Employment and Change‑in‑Control Arrangements

Pierre-Yves Lesaicherre, Ph.D.

On November 27, 2017, Dr. Lesaicherre became our President and Chief Executive Officer. In connection with Dr. Lesaicherre’s appointment as President and Chief Executive Officer, we entered into an employment agreement pursuant to which Dr. Lesaicherre receives or will receive:  (1) a base salary of $550,000 per year, and had and will have a target bonus for 2017 and 2018 of $550,000 for each year (prorated for period of service for 2017) with actual bonus to be determined based on performance; (2) a restricted stock unit (RSU) grant to acquire shares of Nanometrics common stock having a value of $1.625 million (59,480 shares), vesting with respect to 1/3 of the shares each year for three years, subject to accelerated vesting in the event Nanometrics terminates Dr. Lesaicherre’s employment without “cause” or Dr. Lesaicherre resigns for “good reason” within two years of employment; (3) a performance restricted stock unit (PRSU) grant to acquire 62,500 shares of Nanometrics common stock vesting with respect to 2/3 of the shares on the second anniversary of grant and the rest on the third anniversary of grant, subject to meeting specified stock price performance metrics and Dr. Lesaicherre’s continued service with Nanometrics; (4) annual RSU and PRSU grants commencing in 2018, each vesting over three years (subject to meeting performance criteria for the PRSU grant), each with a value of each of $625,000; and (5) a sign-on bonus of $100,000.

In addition, the agreement provide that: (a) in the event Nanometrics terminates Dr. Lesaicherre’s employment without “cause” or Dr. Lesaicherre resigns for “good reason” not within 12 months of a “change of control”, Dr. Lesaicherre will receive continued base salary for 12 months, a lump sum payment of his target bonus and COBRA health coverage at Nanometrics’ expense for 12 months: and (b) in the event Nanometrics terminates Dr. Lesaicherre’s employment without “cause” or Dr. Lesaicherre resigns for “good reason” within 12 months of a “change of control”, Dr. Lesaicherre will receive continued base salary for 18 months, a lump sum payment of his target bonus, COBRA health coverage at Nanometrics’ expense for 18 months, and accelerated vesting of all of his outstanding equity grants. In addition, Nanometrics will enter into its standard form of indemnification agreement with Dr. Lesaicherre.

Timothy J. Stultz, Ph.D. Transition and Consulting Agreement

On August 9, 2017, we entered into a Transition and Consulting Agreement Dr. Stultz, at that time our President and Chief Executive Officer, pursuant to which:  (a) Dr. Stultz continued his employment through the date we appointed Dr. Lesaicherre as Dr. Stultz’s successor (the “Retirement Date”); (b) from the date of the Transition Agreement until the Retirement Date (the “Transition Period”), Dr. Stultz remained our President and CEO and continued to receive has base salary and remained eligible to receive his annual bonus for 2017 as determined in accordance with the performance goals previously established; (c) we continued to pay Dr. Stultz’s base salary in the form of severance payments from the Retirement Date through December 31, 2017, and Dr. Stultz remained eligible to receive, without proration, his full year annual bonus for 2017, as determined in accordance with the performance goals previously established; (d) if the Retirement Date had occurred after December 31, 2017, Dr. Stultz’s annual bonus for 2018 would have been fixed at $500,000, the same as his target bonus for 2017, and his actual bonus for 2018 would have been prorated for any portion of the year for which he was not an employee, and we and Dr. Stultz would have discussed in good faith what, if any, additional compensation would be payable to him; (e) Dr. Stultz will continue to remain a member of the Board of Directors as a non-independent director and, in that role, from and after the Retirement Date, will receive cash and equity compensation for serving on the Board on the same basis as other non-employee directors of Nanometrics at such time and receive such other benefits as the other non-executive members of the Board; (f) following the Retirement Date, and provided that Dr. Stultz signs a release of liability in favor of Nanometrics and allows it to become effective, he will become a consultant to Nanometrics until March 31, 2020, unless terminated earlier, and during any portion of that period in which he is not a member of the Board, will receive consulting fees of $4,166 per month; and (g) Dr. Stultz’s outstanding equity awards will continue during his service as a member of the Board and/or a consultant (with certain performance stock units being converted to a time-based schedule), and will be subject to accelerated vesting in the event of a Change in Control of Nanometrics (as that term is defined in Dr. Stultz’s General Severance Benefits and Change in Control Severance Benefits Agreement with Nanometrics dated May 19, 2015, discussed below).

Severance Agreements with Named Executive Officers

Dr. Lesaicherre’s severance arrangements are discussed above under “-Pierre-Yves Lesaicherre, Ph.D.”

Nanometrics entered into severance benefits and change in control severance benefits agreements (the “Severance Agreements”) with each of Dr. Timothy Stultz, Jeffrey Andreson, and Dr. S. Mark Borowicz in May 2015, with Janet Taylor in July 2015, and with Rollin Kocher in November 2016. The general severance benefits will become payable under the Severance Agreements in the event of the executive officer’s termination without cause or resignation for good reason which occurs other than on or within 12 months following a qualifying change in control event. With respect to Dr. Stultz, Dr. Andreson and Ms. Taylor, the general severance benefits consist of 12 months of base salary continuation and COBRA premium benefits, and with respect to Dr. Stultz an additional lump sum payment of 100% of his annual target bonus. With respect to Dr. Borowicz and Mr. Kocher, the general severance benefits consist of six months of base salary continuation and COBRA premium benefits.

The change in control severance benefits will become payable under the severance agreements in the event that (i) a qualifying change in control event occurs and (ii) the executive’s termination without cause or resignation for good reason occurs within the period commencing on and ending 12 months following the qualifying change in control event. With respect to Dr. Stultz, the change in control severance benefits consist of (i) a lump sum payment of 18 months’ base salary and 100% of his annual target bonus, (ii) 18 months of COBRA premium benefits, and (iii) full acceleration of the vesting and exercisability of all then outstanding equity awards will generally apply. With respect to Mr. Andreson, Ms. Taylor, Dr. Borowicz and Mr. Kocher, the change in control severance benefits consist of (i) a lump sum payment of 12 months’ base salary and 100% of the annual target bonus, (ii) 12 months of COBRA premium benefits, and (iii) full acceleration of the vesting and exercisability of all then outstanding equity awards will generally apply.

For purposes of the severance agreements, a qualifying change of control event generally includes any of the following events: (i) an acquisition by any person, entity or group of the beneficial ownership of securities of Nanometrics representing more than fifty percent of the total voting power of Nanometrics’ then outstanding securities; (ii) a change in a majority of the members constituting the Board within a two year period that is not approved by a majority of the incumbent Board members, (iii) a merger or consolidation involving Nanometrics and, immediately after the consummation of such transaction, the stockholders of Nanometrics immediately prior thereto do not own, directly or indirectly, outstanding voting securities representing more than fifty percent of the combined outstanding voting power of the surviving or resulting entity; and (iv) a sale, lease or other disposition of all or substantially all of the assets of Nanometrics.

Payment of general severance benefits or change in control severance benefits, as applicable, is in all cases conditioned upon the executive officer providing a timely and effective release of claims against Nanometrics and the executive officer’s ongoing compliance with the non-competition, non-solicitation and other requirements set forth in the severance agreements.

In addition, under the terms of our 2005 Equity Incentive Plan, in the event of a merger or change in control in which outstanding stock options or restricted stock units held by the named executive officers are not assumed or substituted with stock options or restricted stock units of the surviving company, such awards will vest and become fully exercisable or payable.

Greg Swyt

On December 18, 2017, we and Greg Swyt entered into a Retention Bonus Agreement pursuant to which Mr. Swyt will receive a retention bonus in the amount of $50,000 in the event that Mr. Swyt remains employed by Nanometrics, and performs his duties and responsibilities in a satisfactory manner, through July 31, 2018.

Termination of Employment and Change-in-Control Potential Payouts

The table below estimates amounts payable upon a separation as if the individuals were separated on December 30, 2017, which was the last day of our 2017 fiscal year. Mr. Andreson is not included in the table as he voluntarily terminated his employment with us before the end of fiscal 2017 and therefore, would not have been entitled to any severance payments.

		Not in Connection with Change in Control	In Connection with Change in Control
		Termination Without Cause/Good Reason ($)	Termination Without Cause For Good Reason Or Due to Disability or Death ($)
Pierre-Yves Lesaicherre, Ph.D.	Severance pay	$550,000	$825,000
	Equity vesting acceleration(1)	1,482,242	2,470,419
	Bonus	550,000	550,000
	Health care benefits continuation	44,347	66,521
		$2,626,589	$3,911,940
Timothy J. Stultz, Ph.D.	Severance pay	$—	$—
	Equity vesting acceleration(1)	—	2,682,837
	Bonus	—	—
	Health care benefits continuation	—	—
		$—	$2,682,837
Greg Swyt	Severance pay	$—	$—
	Equity vesting acceleration	—	—
	Bonus	—	—
	Health care benefits continuation	—	—
		$—	$—
Janet Taylor	Severance pay	$280,000	$280,000
	Equity vesting acceleration(1)	—	638,126
	Bonus	—	140,000
	Health care benefits continuation	22,961	22,961
		$302,961	$1,081,087
S. Mark Borowicz, Ph.D.	Severance pay	$155,000	$310,000
	Equity vesting acceleration(1)	—	816,529
	Bonus	—
	Health care benefits continuation	15,107	30,214
		$170,107	$1,156,743
Rollin Kocher	Severance pay	$145,000	$290,000
	Equity vesting acceleration(1)	—	601,519
	Bonus	—	280,000
	Health care benefits continuation	22,174	44,347
		$167,174	$1,225,866

(1)

Represents the estimated potential incremental value of additional stock options and restricted stock units that would have vested for our named executive officers as of December 30, 2017. For stock options, the value is based on the difference between the aggregate exercise price of all accelerated options and the aggregate market value of the underlying shares as of December 29, 2017, calculated based on the closing market price of our stock on December 29, 2017, the last trading day of our fiscal year, $24.92 per share. Accelerated restricted stock unit award value is calculated by multiplying the number of accelerated shares by the closing price of our stock on December 29, 2017, $24.92 per share

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of Dr. Stultz, our Chief Executive Officer (“CEO”). CEO compensation from the Summary Compensation Table is being presented both:

(a)	on an annualized basis, as required by Item 402(u) of Regulation S-K; and

(b)	on a non-annualized basis and excluding his compensation as a non-employee director during the last month of fiscal 2017.

We are presenting the extra disclosure calculated as set forth in (b) above because Dr. Stultz was paid his severance as compensation as if he remained our CEO through the end of fiscal 2017, even though his period employment during the fiscal year terminated on November 27, 2017, and he was paid as an outside director in the last month of fiscal 2017.  Therefore, we believe that not annualizing his salary and excluding his compensation as an outside director is a meaningful comparison as it reflects what his compensation would have been if he had remained our CEO for all of fiscal 2017.

Nanometrics chose November 1, 2017, as the date for establishing the employee population used in identifying the median employee and used fiscal 2017 as the measurement period. Nanometrics identified the median employee using a consistently applied compensation measure which consists of annual base salary or wages, overtime pay (if any), and cash bonuses. Regular employees who joined in 2017 and regular employees who were on leave during 2017 were assumed to have worked for the entire year. All U.S. and non-U.S. employees employed as of November 1, 2017, were captured. No cost-of-living adjustments were made. As we had two CEOs during 2017, Dr. Stultz was the CEO against which this measure was used, as he was our CEO on November 1, 2017.

The annual total compensation of the median employee and the annual total compensation of Dr. Stultz were calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. Dr. Stultz’s total compensation in 2017 on an annualized basis was $2,735,805 and our median employee’s annual total compensation in 2017 was $103,338. As a result, our 2017 CEO to median employee pay ratio was approximately 26:1. However, as described above, Dr. Stultz received severance compensation as if he remained our CEO through the end of 2017, and compensation as an outside director for the last month of 2017. Dr. Stultz’s total compensation in 2017 calculated on a non-annualized basis and excluding his compensation as an outside director for the last month of 2017 was $2,422,776, which would result in a CEO to median employee pay ratio of approximately 23:1.

COMPENSATION COMMITTEE REPORT1

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into Nanometrics Incorporated’s Annual Report on Form 10-K for the fiscal year ended December 30, 2017.

The Compensation Committee

Edward J. Brown Jr., Chairman
J. Thomas Bentley Robert G. Deuster
Christine A. Tsingos

[1]

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the Securities and Exchange Commission and is not deemed to be incorporated by reference in any filing of the company under the Securities Act or the Exchange Act, other than the company’s Annual Report on Form 10 K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

COMPENSATION OF DIRECTORS

During the 2017 fiscal year, non-employee directors received an annual retainer fee of $50,000. In addition, the Chairman of the Board, Audit Committee Chairman, Compensation Committee Chairman and Nominating and Governance Committee Chairman received an incremental $30,000, $20,000, $20,000 and $10,000 annual retainer, respectively, for serving in such capacities. Committee members, other than the chairpersons, received an incremental $10,000 annual retainer for service on the Audit or Compensation Committee and an incremental $7,500 annual retainer for service on the Nominating and Governance Committee. All retainer fees are paid annually, as of the date of our annual stockholders meeting, and in advance of the provision of services to which the retainer relates.

Non-employee directors are also eligible to participate in our 2005 Equity Incentive Plan, and in fiscal year 2017, each such director received equity incentives, issued in restricted stock units, valued at $100,000. We calculated the value of such equity incentives using the 30-day average of the closing market price of our stock on the Nasdaq Stock Market as of the date of our annual stockholders meeting. These awards vest on the earlier of the first anniversary date of the grant or the date of the next annual meeting of stockholders.

Any new non-employee director will be eligible to receive restricted stock units valued at $100,000 pro-rated to reflect the amount of time served before the next annual meeting of stockholders.

Non-employee directors are eligible to participate in Nanometrics’ self-funded Executive Reimbursement Plan, which is intended to supplement our basic health plan by reimbursing expenses that are not covered by our health plan. All such reimbursements are considered taxable income to our non-employee directors.

2017 Director Compensation

The following table sets forth information regarding the compensation for each of our non-employee directors for the 2017 fiscal year that ended December 30, 2017. Nanometrics’ non-employee director compensation program for the 2017 fiscal year comprised: (a) cash compensation, consisting of annual retainer fees, additional fees for chairing Board committees, and additional fees for serving as a committee member; and (b) equity compensation, consisting of restricted stock units. Each of these components is detailed below. Dr. Stultz’s compensation as a non-employee director is included in the summary compensation table above and, consequently, is not included in the following table.

Director Compensation Table For Fiscal Year 2017

	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1),(2)	All Other Compensation ($)(3)	Total ($)
Bruce C. Rhine (4)	$100,000	$100,000	$1,331	$201,331
J. Thomas Bentley (5)	60,000	100,000	4,967	164,967
Edward Brown Jr. (6)	77,500	100,000	—	177,500
Robert Deuster (7)	70,000	100,000	—	170,000
Mr. Christopher Seams (8)	67,500	100,000	—	167,500
Ms. Christine Tsingos (9)	80,000	100,000	—	180,000

(1)

Amounts shown do not reflect compensation actually received by the named director. Instead, the amounts shown are the aggregate grant date fair value calculated for financial statement reporting purposes, as determined pursuant to Accounting Standards Codification ("ASC") Topic 718, but excluding the effect of any estimated forfeitures. The assumptions used to calculate the value of awards are set forth under Note 11 of the Notes to Consolidated Financial Statements included in Nanometrics' Annual Report on Form 10-K for fiscal 2017 filed with the SEC on February 26, 2018.

(2)

On May 23, 2017, each non-employee director received a restricted stock unit award in the amount of 3,453 shares of common stock. All RSUs vest one year from the first anniversary date of the award or the next annual meeting, if earlier. The fair market value for these RSUs was $27.34 per share on the date of the grant.

(3)	Representing health care reimbursements extended to Directors.
(4)	At December 30, 2017, Mr. Rhine had 6,988 outstanding options to purchase shares of common stock and 3,453 unvested restricted stock units.
(5)	At December 30, 2017, Mr. Bentley had 3,453 unvested restricted stock units.
(6)	At December 30, 2017, Mr. Brown had 3,453 unvested restricted stock units.
(7)	At December 30, 2017, Mr. Deuster had 3,453 unvested restricted stock units.
(8)	At December 30, 2017, Mr. Seams had 3,453 unvested restricted stock units.
(9)	At December 30, 2017, Ms. Tsingos had 3,453 unvested restricted stock units.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the 2017 fiscal year, the Compensation Committee consisted of Edward J. Brown Jr. (Chair), J. Thomas Bentley, Robert G. Deuster and Christine A. Tsingos. None of Nanometrics’ executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Nanometrics’ Board or Compensation Committee.

PROPOSAL 2

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

At each of the 2011 and the 2017 Annual Meetings of Stockholders, the stockholders indicated their preference that Nanometrics solicit a non-binding advisory vote on the compensation of the named executive officers, commonly referred to as a “say-on-pay” vote, every year. The Board of Directors adopted a policy that is consistent with that preference. In accordance with this policy, this year we are again requesting our stockholders to approve an advisory resolution on Nanometrics’ executive compensation as reported in this Proxy Statement, and as required by Section 14A(a)(1) of the Exchange Act. This vote is not intended to address any specific item of compensation, but the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

As described more fully in the Compensation Discussion and Analysis section and other compensation-related disclosures in the proxy statement, consistent with its compensation philosophy and pay-for-performance principles, Nanometrics’ executive compensation program has been designed to provide competitive compensation packages that enable Nanometrics to attract and retain talented executives, motivate executive officers to achieve Nanometrics’ short- and long-term business strategies and objectives, and align the interests of executives with those of stockholders, and are consistent with current market practices and good corporate governance principles.

We encourage you to read the Compensation Discussion and Analysis, compensation tables and related narrative discussion in this Proxy Statement.

The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has contributed to our recent and long-term success.

In accordance with Section 14A(a)(1) of the Exchange Act, as a matter of good corporate governance, and in accordance with the policy adopted by the Board of Directors to provide an annual “say-on-pay” advisory vote, we are asking stockholders to approve the following advisory resolution at the annual meeting:

RESOLVED, that the stockholders of Nanometrics approve, on an advisory basis, the compensation of Nanometrics’ named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narratives in the Proxy Statement for Nanometrics’ 2018 Annual Meeting of Stockholders.

This advisory, “say-on-pay” resolution is non-binding on Nanometrics, the Compensation Committee and the Board of Directors. Although this resolution is non-binding, the Compensation Committee and the Board of Directors value the opinions that stockholders express in their votes and in any additional dialogue, and will review and consider the outcome of the vote and those opinions when making future compensation decisions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ADVISORY RESOLUTION APPROVING THE COMPANY’S EXECUTIVE COMPENSATION.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit the consolidated financial statements of Nanometrics for the fiscal year ending December 29, 2018.

Approval by the stockholders of the selection of the independent registered public accounting firm is not required, but the Audit Committee believes it is desirable as a matter of good corporate governance to submit this matter to the stockholders. If the holders of a majority of the shares present in person or by proxy at the meeting and entitled to vote on the matter at the annual meeting do not ratify the appointment of PricewaterhouseCoopers LLP as Nanometrics’ independent registered public accounting firm for the fiscal year ending December 29, 2018, the Audit Committee will consider whether it should select another independent registered public accounting firm. Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting and will have an opportunity to make a statement and respond to appropriate questions from stockholders.

Audit Fees

The following table summarizes the aggregate fees that we paid or expect to pay our independent registered public accounting firm, PricewaterhouseCoopers LLP, for the 2017 and 2016 fiscal years.

	Fiscal 2017	Fiscal 2016
Audit Fees (1)	$1,225,779	$1,062,218
Tax Fees (2)	—	9,441
All Other Fees (3)	1,800	1,800
Total	$1,227,579	$1,073,459

(1)	Fees to PricewaterhouseCoopers LLP in 2017 and 2016 for audit services consist of:
•	Audit of our annual financial statements including management’s assessment of internal controls over financial reporting;
•	Reviews of our quarterly financial statements; and
•	Statutory and regulatory audits, consents and other services.
(2)	These fees comprised tax services for UK tax filings.
(3)	Paid to PricewaterhouseCoopers LLP for accounting research and database tool.

In considering the nature of the services provided by the independent registered public accounting firm, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent registered public accountants and our management to determine that they are permitted under the rules and regulations concerning auditors’ independence promulgated by the Securities and Exchange Commission to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Audit Committee Pre-Approval Policy

Pursuant to our Audit Committee charter, our Audit Committee must pre-approve all audit and permissible non-audit services, and the related fees, provided to us by our independent registered public accounting firm, or subsequently approve permissible non-audit services in those circumstances where a subsequent approval is necessary and permissible under the Exchange Act or the rules of the Securities and Exchange Commission. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members. Accordingly, the Audit Committee pre-approved all services and fees provided by PricewaterhouseCoopers LLP, during the year ended December 30, 2017, and has concluded that the provision of these services is compatible with the accountants’ independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP, AS NANOMETRICS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 29, 2018.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the common stock that may be issued under all of our existing equity compensation plans as of December 30, 2017.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity Compensation plans approved by security holders	216,326	$16.82	1,981,016
Equity compensation plans not approved by security holders	—	—	—
Total	216,326	$16.82	1,981,016

(1) The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding awards of restricted stock units and performance-based shares, as they have no exercise price.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Nanometrics stockholders will be “householding” Nanometrics’ proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Nanometrics. Direct your written request to Investor Relations Department, Nanometrics Incorporated, 1550 Buckeye Drive, Milpitas, California 95035 or contact Investor Relations at 408-545-6000. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Bruce C. Rhine
Bruce C. Rhine
Chairman of the Board of Directors

Milpitas, California

April 3, 2018

A copy of Nanometrics' Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 30, 2017, is available without charge upon written request to: Investor Relations Department, Nanometrics, Incorporated, 1550 Buckeye Drive, Milpitas, California 95035.

*NANOMETRICS INCORPORATED*
*1550 BUCKEYE DRIVE*
*MILPITAS, CA 95035*

**VOTE BY INTERNET - www.proxyvote.com**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E42250-P06428 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**NANOMETRICS INCORPORATED**

**The Board of Directors recommends you vote FOR the following:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Election of Directors | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________________

**Nominees:**

01) J. Thomas Bentley
02) Edward J. Brown, Jr.
03) Robert Deuster
04) Pierre-Yves Lesaicherre, Ph.D.
05) Bruce C. Rhine
06) Christopher A. Seams
07) Timothy J. Stultz, Ph.D.
08) Christine A. Tsingos

**The Board of Directors recommends you vote FOR proposals 2 and 3.**

**NOTE:** All directors are up for election and, if elected, will each serve for a term of one year or until his/her respective successor has been duly elected and qualified.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E42251-P06428

**NANOMETRICS INCORPORATED**
**THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS**
**ANNUAL MEETING OF STOCKHOLDERS MAY 22, 2018**

The undersigned stockholder(s) of Nanometrics Incorporated, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 3, 2018, and hereby appoints Bruce C. Rhine and Jonathan Chou, and each of them, as Proxies and Attorneys-in-Fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Nanometrics Incorporated to be held on Tuesday, May 22, 2018, at 9:00 a.m., local time, at Nanometrics Incorporated, 1550 Buckeye Drive, Milpitas, CA 95035 and at any adjournments thereof, and to vote all shares of common stock which the undersigned is entitled to vote on the matters set forth below. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, AND 3.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

**Continued and to be signed on reverse side**